Exhibit 10.1

Execution Version

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and among

ZYLA LIFE SCIENCES, LLC

ZYLA LIFE SCIENCES US, LLC

ASSERTIO SPECIALTY PHARMACEUTICALS, LLC

ASIO HOLDINGS, LLC

ASSERTIO DISTRIBUTION, LLC

ASSERTIO MANAGEMENT, LLC,

collectively, as Seller,

ASSERTIO HOLDINGS, INC.,

as Guarantor,

and

COSETTE PHARMACEUTICALS, INC.,

as Buyer

Dated as of April [•], 2026

-i-

(Continued)

-ii-

(Continued)

-iii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of April [•], 2026 (this “Agreement”), is entered into by and among Zyla Life Sciences, LLC, a Delaware limited liability company, Zyla Life Sciences US, LLC, a Delaware limited liability company, Assertio Specialty Pharmaceuticals, LLC, a Delaware limited liability company, ASIO Holdings, LLC, a Texas limited liability company, Assertio Distribution, LLC, a Delaware limited liability company, Assertio Management, LLC, a Delaware limited liability company (collectively, “Seller”), Assertio Holdings, Inc., a Delaware corporation (the “Guarantor”), and Cosette Pharmaceuticals, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the Exploitation (as defined below) of the Products (as defined below) (the “Business”); and

WHEREAS, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer wishes to purchase from Seller, the Transferred Assets (as defined below), and Buyer desires to purchase and accept from Seller the Transferred Assets and assume the Assumed Liabilities (as defined below), all upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1       Certain Defined Terms. For purposes of this Agreement:

“Acquisition Proposal” means any direct or indirect (i) acquisition, disposition or purchase of all or a significant portion of the assets or properties relating to the Business or (ii) acquisition, disposition or purchase of all or any portion of the Transferred Assets, whether by way of merger, business combination, reorganization, joint venture, sale of assets, license or otherwise (including as a result of a proposal to acquire all, or substantially all, of Seller, including the Business), where such transaction is to be entered into with any Person or group of Persons other than Buyer or its Affiliates.

“Action” means any claim, action, suit, arbitration, audit, demand, charge, complaint or proceeding, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving Governmental Authority or private arbitrator or mediator.

“Aquestive TSA” means that certain Transition Services Agreement, dated as of December 7, 2022 (but effective as of October 26, 2022) by and among Seller and Aquestive Therapeutics, Inc.

“Adverse Event” means, with respect to any Product, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following the administration, of such Product in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by such Product, including such an event or experience as occurs in the course of the use of such Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse or misuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to other Regulatory Authorities under corresponding applicable Law outside the United States.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling,” have meanings correlative thereto.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Transition Services Agreement, the Intellectual Property Assignment Agreement and the other agreements, documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Annual Net Sales” means, with respect to any applicable calendar year, the total Net Sales of all Products sold by Buyer, its Affiliates and any of their respective or joint (sub)licensees in such calendar year.

“Assumption Agreement” means an instrument of assignment and assumption in form reasonably satisfactory to Buyer and Seller pursuant to which Seller shall assign to Buyer and Buyer shall assume all of the liabilities held by Seller as of the Closing Date that are included in the Assumed Liabilities.

“Bill of Sale” means a bill of sale in form reasonably satisfactory to Buyer and Seller transferring to Buyer all of the tangible personal property owned or held by Seller as of the Closing Date that is included in the Transferred Assets.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“Buyer Material Adverse Effect” means any event, change, occurrence, development, state of facts or effect that would prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the consummation by Buyer of the transactions contemplated hereby.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act on wages paid prior to the Closing, and any similar or successor legislation in effect as of the Closing Date, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance (including IRS Notice 2020-65, 2020-38 IRB) issued thereunder or relating thereto.

“CMS” means the U.S. Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Commercialization” means the conduct of all activities undertaken in preparation for and following Regulatory Approval relating to the promotion, sales (including receiving, accepting, and filling product orders), marketing and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering) of a product, including sales force detailing, advertising, market research, market access (including price and reimbursement activities) and sales force training, and “Commercializing” and “Commercialize” shall have correlative meanings.

“Commercially Reasonable Efforts” means, with respect to Buyer’s obligations under Section 2.8(b)(ii), the use of reasonable, diligent, good faith efforts and level of resources, as reasonably consistent with the efforts of Seller actually devoted to the Products on the date of this Agreement, taking into account the product’s safety and efficacy data, the competitiveness of the relevant marketplace, the intellectual property positions of non-Affiliate third parties, the applicable regulatory situation and the current and anticipated profitability of the product based upon then-prevailing conditions, which efforts shall include deploying a sales force or other promotional means that is at least as large (on a headcount basis) as is being utilized by Seller as of the date of this Agreement (but not taking into consideration any payment under this Agreement) so long as Buyer continues to realize commercially reasonable returns on the Products. Temporary or foreseeable market fluctuations, internal budgetary constraints, or competing product priorities shall not, in themselves, justify any reduction in such efforts. For clarity, Buyer will not be obligated to take actions that would reasonably be expected to result in material adverse regulatory, legal, safety or supply risks to the Products or Buyer and shall at all times comply with all applicable Law.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, insurance policy, or other agreement, whether written or oral.

“DEA” means the U.S. Drug Enforcement Administration.

“Delayed Transfer Assets” means the Aquestive TSA and the Promotional Support Programs.

“Delayed Transfer Date” means, with respect to any Delayed Transfer Asset, the date on which such Delayed Transfer Asset is assigned, transferred and conveyed to Buyer in accordance with Section 2.5(c), which will be the last day of the Distribution Services Period or such other date as the Parties may mutually agree in writing.

“Development” means pre-clinical and clinical drug development activities, including clinical trials, relating to the development of pharmaceutical compounds and submission of information to a Regulatory Authority for the purpose of obtaining Regulatory Approval of a product, and activities to develop manufacturing capabilities for a product. “Development” includes optimization and pre-clinical activities, pharmacology studies, toxicology studies, formulation, manufacturing process development and scale-up (including bulk compound production), quality assurance and quality control, technical support, pharmacokinetic studies, clinical trials and regulatory affairs activities.

“Distribution Services Period” has the meaning set forth in the Transition Services Agreement.

“Exploitation,” and related terms such as “Exploit,” means the research, Development, investigational use, Manufacture, testing, storage, import, export, distribution, sale, offering for sale, use, licensing, advertising, marketing and promotion of the Products and other Commercialization, including the outsourcing of any of the foregoing activities.

“Federal Health Care Program” means “federal health care program” as such term is defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, the Children’s Health Insurance Program (CHIP), the U.S. Department of Veterans Affairs and U.S. Department of Defense healthcare and contracting programs, TRICARE and similar or successor programs that are funded, in whole or in part, by the United States Government.

“Fraud” means conduct by Buyer or Seller that constitutes intentional common law fraud under Delaware law with respect to the making of the representations and warranties in Article III (as qualified by the Disclosure Schedules as set forth in the preamble to Article III) or Article IV. “Fraud” does not include imputed or constructive fraud, vicarious liability fraud, equitable fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claims based on negligence or recklessness, or any other equitable claim.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Good Clinical Practices” means the then-current Laws governing ethical and scientific quality standards for the design, conduct, recording, monitoring, auditing, analysis and reporting of clinical trials that involve the participation of human subjects, including such Laws to ensure the protection of the rights, safety and well-being of trial subjects and the credibility and accuracy of clinical trial data, as are required by any applicable Regulatory Authority.

“Good Laboratory Practices” means the applicable then-current Laws governing standards for laboratory activities for pharmaceutical products, whether investigational or commercialized, as set forth in the FDCA and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar Laws setting forth standards of good laboratory practice as are required by any Regulatory Authority, as applicable.

“Good Manufacturing Practices” means the applicable then-current Laws governing standards for conducting Manufacturing activities for pharmaceutical products (or active pharmaceutical ingredients), whether investigational or commercialized, as are required by any applicable Regulatory Authority.

“Governmental Authority” means any federal, state, local or foreign governmental, regulatory or administrative authority, agency, division, department, board or commission or any judicial or arbitral body of competent jurisdiction.

“Health Care Laws” means all healthcare Laws applicable to the Products or the operation of the Business as currently conducted, including, to the extent applicable to the operation of the Business as currently conducted, (i) the FDA Laws; and (ii) any and all federal, state and local fraud and abuse applicable Law, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and the regulations promulgated pursuant to such statutes.

“Inactive Products” means OTREXUP, the INDOCIN® indomethacin oral capsule (25 mg, 50 mg) product as described in NDA 016059, and the INDOCIN® SR (extended release) indomethacin (75 mg) capsule product as described in NDA 018185.

“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto.

“Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” means any party from which a Person is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” means (i) registered and unregistered trademarks and service marks and applications therefor, trade names; (ii) Patent Rights; (iii) copyrights (whether registered or unregistered) and applications for registration; (iv) internet domain names, (v) confidential and proprietary information, including trade secrets and know-how (collectively, “Trade Secrets”), and (vi) inventions and discoveries, whether patentable or unpatentable, whether or not memorized in an invention disclosure, and whether or not reduced to practice, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items, all improvements thereto.

“Intellectual Property Assignment Agreement” means an instrument of assignment and assumption in form reasonably satisfactory to Buyer and Seller pursuant to which Seller shall assign to Buyer and Buyer shall assume all of the Business Intellectual Property.

“Inventory” means all inventory of or for the Products, wherever located, including all quantities of active pharmaceutical ingredient, drug substance or drug product, finished goods, product samples, work in process, intermediates, excipients, raw materials, packaging, clinical supplies used in the production of finished goods, and any retains, samples and references standards (including for impurities), including any such Inventory being held on consignment, bailment or other arrangement, in each case, as of the Closing Date (unless otherwise specified) and to the extent in the possession of Seller or any Affiliate, and except to the extent included in the Excluded Assets.

“IRS” means the Internal Revenue Service of the United States.

“Jubilant Agreement” means the Manufacturing and Supply Agreement dated July 30, 2019, by and between Jubilant HollisterStier LLC and Zyla Life Science US Inc., as amended by Amendment No. 1 to Manufacture and Supply Agreement dated January 28, 2025 by and between Jubilant HollisterStier LLC and Zyla Life Science US LLC.

“Know-How” means all technical, scientific and other know-how and information, Trade Secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including high-throughput screening and other drug discovery and development technology, pre-clinical and clinical trial results, investigational use information, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions and other intellectual property (whether or not confidential, proprietary, patented or patentable).

“Knowledge” means (a) with respect to Seller, the actual knowledge of the individuals listed in Schedule 1.1(a) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and such knowledge as would reasonably be expected to be known by such individuals after exercising reasonable due diligence in the conduct of his or her duties and responsibilities with respect to Seller and (b) with respect to Buyer, the actual knowledge of the individuals listed in Schedule 1.1(b) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and such knowledge as would reasonably be expected to be known by such individuals after exercising reasonable due diligence in the conduct of his or her duties and responsibilities with respect to Buyer.

“Law” means any statute, law, ordinance, regulation, rule, code, judgment, decree or other requirement or rules of law of any Governmental Authority.

“Liability” means any debt, liability, loss, commitment, adverse claim, fine, penalty or obligation of any nature, whether direct or indirect, pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract or Law.

“Liens” means liens (statutory or otherwise), claims, encumbrances, security interests, options, charges, mortgages, pledges, hypothecations, right of others, title defects, title retention agreements, voting trust agreements, third-party rights or other right or interests, fiduciary transfer or assignments, options, any leases or installment purchase agreements, rights of first refusal, offer or negotiation, rights of preemption or rights to acquire, or other restrictions or limitations, including any restrictions on the right to vote, sell or otherwise dispose of the subject property, other than any restrictions or limitations imposed by this Agreement.

“Loss” or “Losses” means any and all losses, damages, Liabilities, Taxes, deficiencies, claims, awards, assessments, judgments, penalties, fines, interest, charges, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Manufacture” and “Manufacturing” means all activities prior to distribution that are related to the production, manufacture, processing, testing, filling, finishing, packaging, labeling, and shipping and holding of the Products or any intermediate thereof, including quality assurance and quality control.

“Manufacturing Documentation” means any and all documentation that is necessary, required by applicable Laws and in the possession of Seller (or any of their respective Affiliates) for the Manufacture of the Products (or any component thereof), including the following: manufacturing process validation reports; manufacturing instructions; batch record templates; manufacturing standard operating procedures; specifications and test methods for the Products, documentation relating to raw materials and stability; standard operating procedures and specifications for labeling, packaging, manufacturing and packaging instructions; master formula; validation reports (analytical, packaging and cleaning); stability data; and approved supplier lists.

“Material Adverse Effect” means any event, change, occurrence, matter, development, state of facts or effect that, either alone or in combination with any other related event, change, occurrence, matter, development, state of facts or effect, would (a) prevent, materially delay or materially impede the performance by Seller of its obligations under this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby and thereby, or (b) have a material adverse effect on the Products, the Liabilities, results of operations or financial condition of the Business or the Transferred Assets and the Assumed Liabilities, taken as a whole; provided, however, that no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, including interest or exchange rates, tariffs, trade wars or similar matters, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting the pharmaceutical industry and not specifically relating to the Products, the Business or the Transferred Assets, (3) any actions expressly required under this Agreement, (4) any adoption, implementation, modification, repeal or other changes in any applicable Laws, decrees, orders or other directives of any Governmental Authority or any changes in applicable accounting regulations or principles (including GAAP), or in interpretations of any of the foregoing, (5) any failure by the Business to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyber-enabled activities (including hacking, data loss, ransomware and other unauthorized cyber intrusions that seek to compromise the confidentiality, integrity or availability of computer or communication systems or information therein), or governmental shutdown or slowdown, or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (9) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, or (10) the announcement of this Agreement and the consummation of the transactions contemplated hereby; provided, that with respect to clauses (1), (2), (4), (6), (7), (8) and (9), such event, change, occurrence, matter, development, state of facts or effect shall be considered to the extent (but solely the disproportionate extent) that it disproportionately affects the Products as compared to similar pharmaceutical products being manufactured, marketed or sold by pharmaceutical businesses.

“Milestone Period” means the period beginning on the date hereof and ending on December 31, 2029.

“NDA” means a New Drug Application filed with the FDA as described in 21 C.F.R. Part 314, subparts A and B.

“Net Sales” means, for any period of determination, the gross amounts invoiced by Buyer or its Affiliates and their respective or joint licensees or (sub)licensees for sales of Products, less all applicable deductions to such gross amounts, to the extent accrued, paid or allowed in accordance with GAAP and in the ordinary course of business with respect to the sale of the applicable Product, including the following deductions:

(a)            (i) customary cash, trade or quantity discounts, (ii) charge-back payments, (iii) payments with respect to patient assistance programs such as deductible co-payments or reduced price products (but excluding charitable donations) and (iv) chargebacks, billbacks, rebates, administrative fees, any other allowances actually granted or allowed to any Person, including trade customers, retail pharmacy chains, wholesalers, managed health care organizations, pharmaceutical benefit managers, insurers, group purchasing organizations, and national, state or local governments, in each case, where the counterparties for such amounts are not Affiliates of Buyer and such amounts are directly attributable to the sale of the Products;

(b)            (i) credit, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections, defects or returns of Products, including in connection with recalls or returns or because of retroactive corrections (including price adjustments (including those on customer inventories following price changes) and corrections for billing errors or shipping errors), promotional discounts, stocking or other promotional allowances, distribution fees or commissions, and (ii) title transfer or similar fees paid to pharmacies or other vendors associated with the fulfillment of patient prescriptions, to the extent that Buyer has historically reported such fees related to Buyer’s current portfolio of products as a deduction to Net Sales in its financial statements filed with the United States Securities and Exchange Commission, in each case, where the counterparties for such amounts are not Affiliates of Buyer and such amounts are directly attributable to the sale of the Products;

(c)            redistribution center (RDC) fees, information service agreement (ISA) fees, and other fees that are customary in the industry and related to the sales of the Product to customers;

(d)            freight, postage, shipping, transportation and insurance charges, in each case to the extent separately included in the invoice to the buyer and actually allowed or paid for delivery of Products;

(e)            bad debts, provided, that (i) any recovery of bad debts shall be included in Net Sales in the fiscal quarter in which recovered and (ii) such bad debts shall not exceed five percent of Net Sales;

(f)            Taxes (other than income Taxes), duties, tariffs, mandated contributions or other governmental charges levied on the sale of Products to third parties, including value added, excise, transfer, sales and use and similar Taxes on such sales, to the extent separately included in the invoice to the buyer and actually paid by the selling party; and

(g)            the costs incurred by Buyer (or any of its Affiliates) in connection with patient support services, including, but not limited to, insurance benefit investigations, co-pay assistance, and provision of free or low-cost drug to patients demonstrating financial need.

Net Sales shall be calculated in conformance with GAAP, consistently applied. Sales of Products among Buyer or its Affiliates, and their respective or joint (sub)licensees, which are subsequently resold or to be resold to a Person other than Buyer, its Affiliates and their respective or joint (sub)licensees will not be deemed a sale within the meaning of this definition, but in such cases Net Sales will accrue and be calculated on any subsequent sale or other transfer to a Person other than Buyer, its Affiliates, and their respective or joint (sub)licensees. Net Sales shall not include Products provided free of charge for use in clinical trials of Products or used in research or development activities, or distributed at no charge to patients under early access, compassionate use or named patient programs. If there is overlap between any of deductions (a) through (g), each individual item shall only be deducted once in each Net Sales calculation. For clarity, any deductions (a) through (g) that would otherwise be deducted from the calculation of Net Sales, but which are separately paid by third parties, shall not be deducted from the calculation of Net Sales.

For purposes of the definition of Net Sales, “Product” will also include (i) any other product that uses or is covered by any of the same underlying Patent Rights and/or trademarks included in the Transferred Assets, in each case where used for the same intended use as the original Product and (ii) until July 9, 2028, any indomethacin suppositories irrespective of strength, indication or use of the INDOCIN® trademark.

“Order” means any order, judgment, decree, decision, determination, injunction, stipulation or consent order of or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of operations of Seller with respect to the Business; provided, that actions taken (or omitted to be taken) in good faith in response to (i) any unforeseen or atypical event that is beyond the reasonable control of Seller or its subsidiaries or (ii) any actions taken by any Governmental Authority in connection with the matters described in clause (i) above, shall be deemed to be in the Ordinary Course of Business.

“Organizational Documents” of an entity means such entity’s (a) articles of incorporation, certificate of incorporation, certificate of formation or similar document and (b) bylaws, limited liability company operating agreement, partnership agreement or similar document.

“OTREXUP” means all of the pharmaceutical products (including all dosages) approved by the U.S. Food and Drug Administration under NDA 204824 and sold under the trademark of Otrexup® as of December 15, 2021, together with any improvements, enhancements, modifications or extensions of said products and any new uses, kits, formulations, dosage forms or strengths included in the Product NDA. For clarity, OTREXUP does not include the auto-injector sub-assembly component on a standalone basis or any other device identified in any device master file, device design history file or master access file whether referenced in the NDA 204824 or otherwise and held by Seller, its Affiliates or a third party.

“Patent Rights” means: (a) all patents, patent applications (including provisional applications), statutory invention registrations, utility models, inventors’ certificates in any country or supranational jurisdiction worldwide; and (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and the like of any such patents or patent applications.

“Permitted Lien” means statutory Liens for Taxes or to secure obligations to landlords, carriers, warehousemen, mechanics, materialmen or other like Liens, in each case, that (a) are not yet due and payable without penalty or interest, (b) that are being contested in good faith by appropriate proceedings diligently conducted and (c) royalties under any Transferred Contracts.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pharmascience Agreement” means that certain Supply Agreement, dated as of June 27, 2013, by and between Pharmascience Inc. and Antares Pharma, Inc.

“Product Confidential Information” means, whether in electronic, paper or other form, all technical data, Know-How, Trade Secrets, confidential business information, manufacturing and production processes and techniques, business methods, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information and other correspondence, records, documentation and proprietary or non-public information, in each case to the extent related to the Products, the Business, the Assumed Liabilities, and/or the Transferred Assets (including the Business Intellectual Property and all Product Know-How).

“Product Know-How” means all Know-How that is owned or purported to be owned or licensed by Seller or any of its Affiliates as of the Closing Date and that relates to the Products.

“Product Labeling” means, with respect to a Product, (a) the full prescribing information for such Product, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Product.

“Products” means the INDOCIN® indomethacin oral suspension (25mg/5mL) product as described in NDA 018332, the INDOCIN® indomethacin rectal suppository (50 mg) product as described in NDA 017814 and sold under Buyer’s ANDA 073314, the SPRIX® ketorolac tromethamine metered spray (15.75 mg/spray) product as described in NDA 022382, the SYMPAZAN® clobazam oral film (5 mg, 10 mg, and 20 mg) product as described in NDA 210833, the CAMBIA® diclofenac potassium for oral solution (50 mg) product as described in NDA 022165, the ZIPSOR® diclofenac potassium oral capsule (25 mg) product as described in NDA 022202 and the Inactive Products.

“Promotional Support Programs” means all of Seller’s promotional programs, marketing programs (including, but not limited to, omnichannel, email, programmatic, and paid search (but not any sponsorships entered into by Seller prior to the date hereof)), and co-pay savings programs (together with any other coupon, voucher, or patient assistance programs related to the applicable Products that were in effect prior to the date hereof).

“Purchase Price” means $35,000,000.

“R&W Costs” means all direct costs of obtaining the R&W Policy, including any premiums, underwriting fees and other costs payable in connection therewith.

“R&W Policy” means a primary buyer-side representation and warranty insurance coverage policy providing coverage for Losses incurred by Buyer in connection with this Agreement.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority that are necessary to Exploit a particular Product in a particular jurisdiction.

“Regulatory Authority” means the FDA, the DEA, the CMS and any Governmental Authority that is concerned with the safety, efficacy, reliability, Manufacture, investigation, sale or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals, and any successor(s) thereto.

“Regulatory Correspondence” means all applications, submissions, filings, reports or other documents, submitted or required to be submitted to any Regulatory Authority, including the FDA (including all INDs and NDAs, and foreign counterparts thereof, and all Permits), including amendments or supplements to any such documents and correspondence and other submissions related thereto (including minutes and official contact reports relating to any communications with any Regulatory Authority), annual reports, safety reports, including Adverse Event reports, other periodic reports, and electronic establishment registration and drug listing files, as well as all correspondence received from such Regulatory Authority and regulatory and clinical files and data pertaining to the foregoing in possession or control of Seller or any Affiliate, whether in paper or electronic form.

“Regulatory Materials” means all regulatory, scientific and technical documents, and any other books and records required for or related to the Development, Manufacture or Exploitation of any Product, and all Regulatory Correspondence relating to any Product or any of the foregoing; and other material documentation submitted to or received from a Regulatory Authority relating to the pre-clinical and clinical studies, including meeting minutes and reports with respect to the Products, relevant supporting documents submitted to or received from Regulatory Authorities with respect thereto, including regulatory drug lists, final versions of advertising and promotion documents and Product Labeling used as of the Closing Date, all research and development data (including all bioequivalence and other clinical trial data) and investigational use information related to the Transferred Assets or the Products and all data (including clinical and pre-clinical data) and investigational use related to the Products contained in any of the foregoing; solely to the extent, in each case, in the possession of or controlled by, or held by or for, Seller at the Closing Date.

“Related Parties” means, with respect to a Person, such Person’s Affiliates and its and their respective current and former direct and indirect equityholders, members, directors, managers, partners (limited and general), officers, controlling Persons, employees, agents, Representatives and the respective successors and assigns of each of the foregoing.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, claim for refund, statement, or information statement required to be filed with a Governmental Authority with respect to Taxes including any schedule or attachment thereto, and including any amendment thereof.

“Seller Names” means the following names and marks and any variation or derivation thereof: Zyla, Assertio.

“Sprix Product” means the SPRIX® ketorolac tromethamine metered spray (15.75 mg/spray) product as described in NDA 022382.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Tax” and “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing between Buyer and Seller.

“Treasury Regulations” means the temporary, final or proposed United States Treasury Regulations promulgated under the Code.

“Wells Pharma Dispute” means the dispute underlying Zyla Life Sciences v. Wells Pharma of Hous., Civil Action 4:22-CV-04400 (S.D. Tex. Sep. 27, 2023), including any future amended claims or disputes relating to the conduct of Wells Pharma as described therein.

Section 1.2             Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Agreement	Preamble
Allocation Methodology	2.9
Annual Net Sales Report	2.8(a)(ii)
Antares Supply Agreement	5.4
Assumed Liabilities	2.3
Business	Recitals
Business Intellectual Property	2.1(b)
Business Permits	2.1(e)
Buyer	Preamble
Buyer Expenses	9.2(a)
Buyer Indemnified Parties	8.2
Buyer Indemnified Party	8.2
Closing	2.6
Closing Date	2.6
Combined Company	5.6(c)
Competing Business	5.6(c)
Competing Product	5.6(c)
Confidential Information	5.1(b)
Confidentiality Agreement	5.1
Designated Employees	5.11(a)
Disclosure Schedules	Article III
Excluded Assets	2.2
Excluded Liabilities	2.4
FDA	3.8(a)
FDA Laws	3.8(a)
FDA Permits	3.8(a)
FDCA	3.8(a)
Final Allocation	2.9
Financial Information	3.9(a)
Gibson Dunn	2.2(m)
Gross Profit	2.8(g)(iv)
Guarantee	10.23(a)
Guaranteed Obligations	10.23(a)

Guarantor	Preamble
Merger Agreement	5.2
Milestone Event	2.8(a)
Milestone Notice	2.8(a)(i)
Milestone Payment	2.8(a)
Milestone Period Expiration Date	2.8(f)
Mingled Marketing Materials	2.1(i)
Minimum Cash Condition	7.1
Net Sales	2.8(g)(iv)
Next Batch	2.8(g)(i)
Non-Party Affiliate	10.22(a)
Notice of Claim	8.4(a)
Permits	3.5(b)
Preliminary Allocation	2.9
Quality Approval	2.8(g)(i)
Registered IP	3.7(a)
Scheduled Contracts	3.11(a)
Seller	Preamble
Seller Indemnified Parties	8.3
Seller Indemnified Party	8.3
Specified Marketing Materials	2.1(i)
Sprix Delivery Milestone Payment	2.8(g)(i)
Sprix Milestone Payments	2.8(g)
Sprix Profit Share Payments	2.8(g)(ii)
Sprix Profit Share Period	2.8(g)(ii)
Sprix Sales Milestone Payment	2.8(g)(iii)
Termination Date	9.1(c)
Termination Fee	9.2(a)
Termination Payment	9.2(a)
Third-Party Claim	8.4(a)
Third-Party Defense	8.4(b)
Transaction Claim	8.2(c)
Transfer Taxes	6.3
Transferred Assets	2.1
Transferred Books and Records	2.1(g)
Transferred Contracts	2.1(a)
Transferred Employees	5.11(a)

Article II
PURCHASE AND SALE

Section 2.1              Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller’s right, title and interest in, to and under the Transferred Assets (other than the Delayed Transfer Assets), and Buyer shall purchase, acquire and accept the Transferred Assets, free and clear of any and all Liens (other than Permitted Liens), and assume the Assumed Liabilities. “Transferred Assets” means all of Seller’s or any Affiliate’s right, title and interest in, under and to all assets (other than the Excluded Assets), as they exist at the time of the Closing, to the extent relating primarily to the Business (except as otherwise noted below), including the Transferred Assets set forth in the schedules and enumerated categories referenced below that are not Excluded Assets:

(a)            all Contracts that relate primarily to the Products or the operation of the Business (including the licenses to Intellectual Property received from third parties related to the Transferred Assets of the Products), including the Contracts set forth on Schedule 3.11(a) of the Disclosure Schedules and the licenses to Intellectual Property set forth on Schedule 3.7(f) of the Disclosure Schedules (the “Transferred Contracts”);

(b)            all Intellectual Property owned or purported to be owned by Seller and related primarily to the Products, or used in the Exploitation of the Products, including (i) all Intellectual Property set forth on Schedule 3.7(a) of the Disclosure Schedules, (ii) the Product Know-How, and (iii) all goodwill appurtenant to, or associated with, any of the foregoing, any and all rights of renewal relating to any of the foregoing (the “Business Intellectual Property”);

(c)            all Inventory;

(d)            all Product Confidential Information, to the extent in the possession of Seller or any Affiliate;

(e)            all Permits (including any Regulatory Approvals) held by Seller or any Affiliate or that are pending before the FDA or any other Governmental Authority that relate primarily to any of the Products or the operation of the Business, including the Permits set forth on Schedule 3.5(g) of the Disclosure Schedules (collectively, the “Business Permits”), but only to the extent such Permits may be transferred under applicable Law;

(f)             all Regulatory Materials and Manufacturing Documentation;

(g)            all books and records, in whatever form or medium (e.g., audio, electronic, visual or print), including all books of account, general, financial, and accounting records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature (including any presentations or other material prepared in connection with Commercialization efforts), manuals and customer and supplier correspondence relating primarily to the Business, the Products, the Transferred Assets or the Assumed Liabilities, including books and records that document Product Know-How, in each case, to the extent in the possession of Seller or any Affiliate (the “Transferred Books and Records”);

(h)            all (i) research and development reports and disclosure memoranda in the possession of or controlled by Seller relating to the Products, including study reports, clinical trial related documents including consent forms, study contracts, site agreements, manuscripts and in process publications and (ii) worldwide safety reports with respect to any Products, in each case to the extent in the possession of Seller or any Affiliate, in each case, to the extent generated in the last two years; provided, that, in each case, Seller may redact any information contained in the items set forth in clauses (i) and (ii) that is unrelated to the Products;

(i)            all Product Labeling, informational letters, sales training and educational materials, trade show materials, advertising, marketing, sales, artwork and promotional materials, in each case that are currently in use and in the physical possession of or under the control of Seller as of the Closing Date, in each case used or held for use in the Business or that relate to the Products and/or their Exploitation, in whatever form or medium (e.g., audio, electronic, visual or print) (the “Specified Marketing Materials”); provided, that, with respect to the Specified Marketing Materials that are included in documents which also include portions that are not related to the Business or the Products (the “Mingled Marketing Materials”), Seller will take all steps reasonably necessary to identify, extract and deliver to Buyer the portions that relate to the Business or the Products from the other portions of such Mingled Marketing Materials which do not relate to the Business or the Products (it being understood that Seller may retain a copy of such Mingled Marketing Materials, which shall be subject to in all cases to the confidentiality obligations set forth herein);

(j)            all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of Seller to the extent relating primarily to the Business or the Transferred Assets, including all rights under all guarantees, warranties, indemnities and similar rights in favor of Seller;

(k)            copies of all material files and records associated with Transferred Employees, to the extent transferrable under applicable Law;

(l)             all insurance benefits to the extent of coverage (if any) in connection with claims relating to the Transferred Assets to the extent (i) relating to the Transferred Equipment or (ii) arising on or after the Closing Date;

(m)           the machines, equipment and tooling owned by Seller or its Affiliates and used in connection with Manufacturing the Sprix Product as set forth on Schedule 2.1(m) (the “Transferred Equipment”); and

(n)            all goodwill and other intangible assets associated with the Transferred Assets or the Products.

Section 2.2             Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, Seller is not selling, and Buyer is not purchasing, any assets other than those specifically listed or described in Section 2.1, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of Seller, all of which shall be retained by Seller (collectively, the “Excluded Assets”):

(a)            all of Seller’s cash and cash equivalents;

(b)            Seller’s corporate books and records of internal corporate proceedings, tax records, work papers and books and records that Seller is required by Law to retain;

(c)            all rights in the Seller Names;

(d)            all of Seller’s bank accounts;

(e)            other than the Transferred Books and Records, all accounting records (including records relating to Taxes) and internal reports relating to the business activities of Seller that are not Transferred Assets or related primarily to the Business or the Products;

(f)             any interest in or right to any refund, credit, deduction, or other reduction in respect of Taxes (i) of Seller or any of its Affiliates or (ii) relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;

(g)            any insurance policies and rights, claims or causes of action thereunder (except to the extent included as a Transferred Asset);

(h)            all rights, claims and causes of action relating to (i) any Excluded Asset or any Excluded Liability or (ii) the Wells Pharma Dispute;

(i)             the assets of Seller listed on Schedule 2.2(i);

(j)             all credits, prepaid expenses and security deposits relating to the Business;

(k)            all rights of Seller under this Agreement and the Ancillary Agreements;

(l)             any machines, equipment and tooling other than the Transferred Equipment; and

(m)           all confidential communications between a Seller and its Affiliates, on the one hand, and (i) any of its or their legal counsel, relating to the Business or the Transferred Assets or (ii) Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) arising out of or relating to the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any information or files in any format of Gibson Dunn in connection therewith.

Section 2.3              Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, from and after the Closing, Buyer shall assume and pay, discharge, perform or otherwise satisfy only the following Liabilities of Seller arising out of, relating to or otherwise in respect of the Business or the Transferred Assets, to the extent not previously performed or discharged (the “Assumed Liabilities”):

(a)            all Liabilities accruing, arising out of or relating to the conduct or operation of the Business, the Exploitation of the Products, the ownership or use of the Transferred Assets or any other conduct of Buyer and its Affiliates from and after the Closing;

(b)            (i) all Taxes (or the non-payment thereof) of Buyer for any taxable period, (ii) all Taxes attributable to the ownership or operation of the Transferred Assets, the Business or the Products for all taxable periods beginning after the Closing Date and the portion beginning after the Closing Date for any taxable period that includes (but does not end on) the Closing Date, and (iii) Buyer’s share of any Transfer Taxes;

(c)            all liabilities of Seller under the Transferred Contracts and the Business Permits to be performed on or after, or in respect of periods following, the Closing Date; provided, that Buyer shall not assume any Liabilities attributable to any failure by Seller to comply under the terms of the Transferred Contracts;

(d)            all liabilities in respect of Products Exploited after the Closing Date, including product liability and negligence claims and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims; and

(e)            any and all Liabilities arising out of or relating to Actions arising after Closing and relating to the ownership, use or sale of any of the Transferred Assets or the Exploitation of the Products (including any (i) Liabilities relating to any product liability, consumer protection, consumer fraud, breach of warranty or similar claim for injury to Person or property, (ii) Liabilities listed on Schedule 2.3(e)(ii) or (iii) post-Closing Liabilities for returns, rebates, chargebacks, administrative fees or any other similar costs under any Contract), solely with respect to Products sold or marketed by Buyer and its Affiliates after the Closing.

Section 2.4             Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Buyer is not assuming and Seller shall pay, perform or otherwise satisfy, all liabilities other than the Assumed Liabilities (the “Excluded Liabilities”), including the following:

(a)            all Liabilities accruing, arising out of or relating to the conduct or operation of the Business, the Exploitation of the Products, the ownership or use of the Transferred Assets or any other conduct of Seller or any Affiliates prior to the Closing other than any post-marketing Pediatric Research Equity Act commitments for the applicable Products;

(b)            (i) all Taxes (or the non-payment thereof) of Seller for any taxable period; (ii) all Taxes attributable to the ownership or operation of the Transferred Assets, the Business or the Products for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, and (iii) Seller’s share of any Transfer Taxes;

(c)            all Liabilities in respect of Products Exploited prior to the Closing Date, including product liability and negligence claims and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims;

(d)            any and all Liabilities arising out of or relating to Actions relating to the ownership, use or sale of any of the Transferred Assets or the Exploitation of the Products prior to the Closing (including any Liabilities relating to any product liability, marketing activities, consumer protection, consumer fraud, breach of warranty or similar claim for injury to Person or property to the extent arising prior to the Closing) or any other conduct of Seller or any Affiliates prior to the Closing;

(e)            all Liabilities under Contracts of Seller other than the Transferred Contracts;

(f)             all Liabilities for accounts payable, accrued expenses and other current liabilities of Seller, except to the extent related to Inventory received by Seller or any Affiliate after the Closing Date;

(g)            all Liabilities relating to OTREXUP, including any Liabilities incurred in connection with or under the Antares Supply Agreement or the Pharmascience Agreement, including in connection with the termination thereof, whether such Liabilities are incurred or accrued prior to or after the Closing Date;

(h)            any indebtedness of Seller or any Affiliate and all unpaid third-party fees, costs or expenses incurred or expected to be incurred by Seller in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors and consultants, in each case, to the extent unpaid as of the Closing), whether or not invoiced or billed prior to the Closing;

(i)            all Liabilities arising out of, relating to or with respect to (i) any employee benefit plan, contract, program, fund, or arrangement of Seller or any of its Affiliates and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, shareholders, consultants, or independent contractors of Seller or its Affiliates or with respect to which Seller or any of its Affiliates has made or is required to make payments, transfers, or contributions, or any management, employment, severance, change in control, non-compete, confidentiality, offer letter, retention, incentive or similar Contract of Seller or any of its Affiliates, (ii) the employment or performance of services, or termination of employment or services by Seller or any Affiliate of any individual before the Closing Date or (iii) workers’ compensation claims against Seller or any Affiliate that relate to the period before the Closing Date, irrespective of whether such claims are made prior to or after the Closing;

(j)            any Liability to the extent relating to an Excluded Asset; and

(k)            all Liabilities in respect of abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing Date.

Section 2.5              Consents to Certain Assignments; Assignment of Delayed Transfer Assets.

(a)            Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which Seller is a party or by which it is bound, or in any way adversely affect the rights of Seller or, upon transfer, Buyer under such asset, permit, claim or right. Seller shall use its commercially reasonable efforts (at its sole cost and expense) to promptly obtain any consents, waivers or approvals required to assign to Buyer any Transferred Asset that requires the consent of a third party, including pursuing available cure rights, providing notices, participating in meetings, and executing reasonable instruments to effect the assignment, in each case without imposing any materially adverse condition, change or modification on Buyer or the Transferred Assets. Buyer agrees that Seller shall not have any liability to Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom. Buyer further agrees that no representation, warranty or covenant of Seller herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or any circumstances resulting therefrom or (ii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any circumstances resulting therefrom; provided, that (A) any inaccuracy or breach in Seller’s representations, warranties or covenants regarding consents, no-defaults, or the Transferred Assets will remain fully enforceable, and (B) any Action arising from Seller’s acts or omissions will not excuse Seller’s obligations or liability hereunder.

(b)            If any such consent is not obtained prior to the Closing and as a result thereof Buyer is prevented by such third party from receiving the rights and benefits with respect to such Transferred Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights or Seller would forfeit or otherwise lose the benefit of rights that Seller is entitled to retain, Seller and Buyer will cooperate in good faith to implement, promptly following the Closing and at Buyer’s reasonable direction, any lawful and commercially reasonable arrangement under which Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer, trust-in-benefit structures, or enforcement by Seller at Buyer’s direction; provided, that Seller will bear all reasonable out-of-pocket expenses of such cooperation and related actions (including third-party fees and costs). Seller will not amend, waive, or terminate any such Transferred Asset in a manner adverse to Buyer without Buyer’s prior written consent and will use commercially reasonable best efforts to obtain the necessary consent as promptly as practicable, after which Seller will assign such Transferred Asset to Buyer without further consideration; provided, that Seller shall not be required to pay any consent fee or similar amount to obtain any such consent. Seller shall promptly pay to Buyer all monies received by Seller under such Transferred Asset or any claim or right or any benefit arising thereunder and Buyer shall indemnify Seller for those Liabilities associated with such Transferred Asset intended to be transferred hereunder as if such Transferred Asset had transferred on the Closing Date and only to the extent required pursuant to Article VIII.

(c)            Subject to the terms and conditions of this Agreement, and in consideration of the Purchase Price, Seller will, effective as of the Delayed Transfer Date, sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under each Delayed Transfer Asset, free and clear of any and all Liens (other than Permitted Liens), and Buyer will assume all Assumed Liabilities that relate to such Delayed Transfer Asset. As soon as reasonably practicable following the Delayed Transfer Date (and in any event within five days thereafter), the Parties will execute and deliver one or more assignment and assumption agreements and such other instruments of assignment, transfer and conveyance as are reasonably necessary or desirable to evidence and effect the transfer of the Delayed Transfer Assets and the assumption of the related Assumed Liabilities by Buyer as of the Delayed Transfer Date. For clarity, the Delayed Transfer Assets are included in the Transferred Assets for all purposes of this Agreement, except that legal assignment, transfer and conveyance of the Delayed Transfer Assets to Buyer will occur on the Delayed Transfer Date in accordance with this Section 2.5(c). From and after the Closing Date until the Delayed Transfer Date, Seller will (i) hold the Delayed Transfer Assets in its own name for the benefit of Buyer, (ii) use commercially reasonable efforts to maintain the Delayed Transfer Assets in full force and effect and not amend, modify, terminate or waive any material right under any Delayed Transfer Asset without Buyer’s prior written consent, and (iii) to the extent permitted by applicable Law and the terms of the applicable Delayed Transfer Asset, enforce for the benefit of Buyer the rights of Seller arising under such Delayed Transfer Asset as Buyer reasonably directs (at Buyer’s expense). As between Buyer and Seller, from and after the Closing Date and until the Delayed Transfer Date, (A) Buyer will be entitled to the economic benefits of the Delayed Transfer Assets (including all payments, receivables, credits and other consideration arising thereunder to the extent relating to periods from and after the Closing Date) and (B) Buyer will bear the economic burdens and be responsible for, and will indemnify, defend and hold harmless Seller and its Affiliates from and against, all Assumed Liabilities and other costs and obligations arising under or in connection with the Delayed Transfer Assets to the extent relating to periods from and after the Closing Date. Seller will promptly remit to Buyer any amounts received by Seller after the Closing Date that constitute economic benefits to which Buyer is entitled under this Section 2.5(c), and Buyer will promptly reimburse Seller for any amounts paid or borne by Seller after the Closing Date that constitute Assumed Liabilities or other economic burdens of Buyer under this Section 2.5(c). The Parties acknowledge and agree that the consideration for the Delayed Transfer Assets is included in the Purchase Price payable at the Closing and no additional purchase price is required to be paid by Buyer in respect of the transfer of the Delayed Transfer Assets on the Delayed Transfer Date. Notwithstanding anything to the contrary in this Agreement, with respect to the Promotional Support Programs, any balances held by, or owing from, any third-party counterparty as of the Delayed Transfer Date that relate to periods following the end of the Distribution Services Period will, as between Buyer and Seller, be for the account of Seller. To the extent any such amounts are received by Buyer or applied for Buyer’s benefit after the Delayed Transfer Date, Buyer will (A) promptly notify Seller thereof and (B) promptly remit to Seller the amount of any such balances to the extent attributable to periods following the end of the Distribution Services Period.

Section 2.6             Closing. The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”), which shall occur remotely via electronic exchange of documentation and consideration required to be delivered at the Closing, substantially concurrently with (and immediately following) the execution and delivery of this Agreement (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59:59 p.m. Eastern Time on the Closing Date.

Section 2.7              Actions at the Closing.

(a)            In consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Buyer, at the Closing, Buyer shall (i) pay to Seller, by wire transfer, an amount equal to the Purchase Price in immediately available funds in United States dollars and (ii) assume the Assumed Liabilities.

(b)            At the Closing, the following deliveries shall occur:

(i)            Buyer shall deliver or cause to be delivered to Seller:

(A)            by wire transfer to a bank account or accounts of Seller designated in writing by Seller at least two Business Days prior to the Closing Date in dollars, immediately available funds in an amount equal to the Purchase Price;

(B)            an executed counterpart of each of the Ancillary Agreements, duly signed by each party other than Seller; and

(C)            all other documents and instruments necessary or reasonably required by Seller to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Seller.

(ii)            Seller shall deliver or cause to be delivered to Buyer:

(A)            an executed counterpart of each of the Ancillary Agreements, duly signed by each party other than Buyer;

(B)            a duly executed IRS Form W-9;

(C)            copies of all third-party consents, approvals and authorizations set forth on Schedule 3.3(a), subject to Section 2.5; and

(iii)           all other documents and instruments necessary or reasonably required by Buyer to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Buyer.

Section 2.8             Contingent Deferred Payments.

(a)            Milestone Notice; Reports.

(i)            Within 30 days after the achievement of a Milestone Event in respect of which a payment is required to be made under this Agreement, Buyer shall notify Seller in writing of such achievement (the “Milestone Notice”). The Milestone Notice shall include Buyer’s calculation of the amount of Annual Net Sales for the applicable measurement period and the corresponding Milestone Payment, including the gross amount invoiced for Products by Buyer or its Affiliates, and their respective or joint (sub)licensees, and the deductions from such gross amount taken in accordance with the definition of Annual Net Sales.

(ii)            Until payment of all Milestone Payments has been made, if Buyer is not required under applicable Law to publicly disclose its audited financial statements which present Annual Net Sales for the Products (separately, as a group, from any other products of Buyer) for any given calendar year, then Buyer shall provide a report to Seller no later than 75 days after the end of such calendar year detailing the Annual Net Sales with respect to the Products for such preceding calendar year, including the gross amount invoiced for Products by Buyer or its Affiliates, and their respective or joint (sub)licensees, the deductions from such gross amount and Buyer’s calculation of the amount of Annual Net Sales (each such report, an “Annual Net Sales Report”).

(iii)           Within 60 days of the date on which a Milestone Event is achieved, subject to Section 8.6, Buyer will pay the corresponding Milestone Payment by wire transfer of immediately available funds to the account designated by Seller.

(b)            Milestone Payments.

(i)            Subject to the terms and conditions of this Agreement, from and after the Closing, upon the occurrence of any event set forth in the tables included on Schedule 2.8(b) hereto (each such event, a “Milestone Event”), Buyer shall pay (or cause to be paid) to Seller, in accordance with and subject to the terms of this Agreement, the one-time, non-refundable, non-creditable payment equal to the amount of the “Milestone Payment” corresponding to such Milestone Event as set forth in Schedule 2.8(b), the cumulative amount of which is not to exceed $32,000,000 (each such payment, a “Milestone Payment”). For the avoidance of doubt: (A) each Milestone Payment shall be payable only once and (B) the Sprix Milestone Payments set forth in Section 2.8(g) are separate from, and in addition to, the Milestone Payments described in this Section 2.8(b), and shall not count toward the $32,000,000 cap set forth herein.

(ii)            Buyer shall use Commercially Reasonable Efforts to achieve all Milestone Events. Buyer shall not, and shall cause its Affiliates not to, take any actions, or refrain from taking any actions, with the intention of (i) preventing or (ii) materially inhibiting the achievement of any Milestone Event. In the event that Buyer sells any Product together with one or more other products in a bundled or combined offering, Buyer will reasonably and in good faith allocate the Net Sales attributable to the Product and to the other product(s) in such offering based on the relative sales prices of the Product and such other product(s) when each is sold separately in comparable quantities, channels and markets during the same period; provided, that if separate sales prices for one or more components are not readily available for the applicable period, Buyer will determine an allocation using a reasonable and consistently applied methodology based on historical separate sales, pricing lists, or, if necessary, comparable market data.

(iii)           For the avoidance of doubt, upon the Closing and thereafter, subject to Section 2.8(a)(ii), Buyer and any Affiliates of Buyer shall have (A) the right to own, operate, use, license, develop and otherwise Exploit the Products in any way that Buyer and its Affiliates deem appropriate, in their sole discretion, and (B) the right to determine the terms and conditions of the development and Commercialization of the Products, and any and all sales of the Products, including the determination of whether or not to develop or Commercialize the Products, or the indication or indications for which the Products may be developed or Commercialized; provided, that, notwithstanding the foregoing clauses (A) and (B), Buyer shall be obligated to use Commercially Reasonable Efforts to achieve all Milestone Events and otherwise comply with its obligations under Section 2.8(b)(ii). Seller hereby acknowledges and agrees that (1) there is no assurance that Seller will receive any Milestone Payment, (2) neither Buyer nor any Affiliates of Buyer promised or projected any amounts to be received by Seller with respect of any Milestone Payment, and Seller has not relied on any statements or information provided by or on behalf of Buyer or its Affiliates with respect to the likelihood of development or potential sales of the Products, (3) neither Buyer nor any Affiliates of Buyer owe any fiduciary duty to Seller, and (4) the parties intend the express provisions of this Agreement to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Authority. The right of Seller to receive any amounts with respect to any Milestone Payment (x) shall not be evidenced by a certificate or other instrument, (y) shall not be assignable or otherwise transferable by Seller, except (i) to any Affiliate of Seller, (ii) pursuant to a court order or by operation of Law (including in connection with any consolidation, merger or sale of all or substantially all of the assets or equity of Seller or any direct or indirect parent entity of Seller), (iii) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, or (iv) with the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed, and (z) does not represent any right other than the right to receive the Milestone Payments pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any such payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(c)            Restrictions on Disposition of Business. Buyer shall not assign, convey, transfer, license or lease any of the Transferred Assets following the Closing Date to any Person, unless Buyer is aware that such Person has expressly assumed in writing the obligation to pay each previously unpaid Milestone Payment when due and the obligation to perform every other duty and covenant of Buyer under this Section 2.8; provided, however, that Buyer shall not make any such assignment, conveyance, transfer, license or lease of any of the Transferred Assets to any Person that Buyer is aware is not sufficiently solvent to pay all Milestone Payments due under this Section 2.8 with respect to such Transferred Asset. Notwithstanding the foregoing and for the avoidance of doubt, the foregoing proviso will not apply to (x) any direct or indirect sale of equity interests in Buyer (including any change of control of Buyer) or (y) any sale, transfer or other disposition of all or substantially all of the assets of Buyer.

(d)            Late Payments. In the event that any Milestone Payment due under Section 2.8(a) is not made when due, the amount of such overdue payment shall accrue interest at a rate per annum equal to the prime rate as published in The Wall Street Journal, Eastern Edition, for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Seller from exercising any other rights it may have as a consequence of the lateness of any payment due under Section 2.8(a).

(e)            Audit. Buyer shall keep complete, true and accurate books and records in sufficient detail for Seller to determine Annual Net Sales. Buyer shall keep such books and records for at least three years following the end of the calendar year to which they pertain. At the written request of Seller, within two years after its receipt of a Milestone Notice, or within two years after Seller’s receipt of an Annual Net Sales Report for a given calendar year, if an Annual Net Sales Report is not required for a given calendar year, Buyer shall permit an independent auditor designated by Seller and reasonably acceptable to Buyer, at reasonable times and upon reasonable notice, to audit the books and records of Buyer for the sole purpose of verifying Annual Net Sales for such calendar year and whether any Milestone Event was achieved during such Calendar Year. Subject to the last sentence of this Section 2.8(e), the fees, costs and expenses of such independent auditor shall be paid solely by Seller. Such examinations may not be conducted more than once in any calendar year, and each calendar year may only be audited one time. Such auditor shall enter into a reasonable and customary confidentiality agreement with Buyer and shall not disclose the findings and results of the audit or Buyer’s confidential information, except to disclose the findings and results of the audit to Seller. If such audit concludes that a Milestone Event was achieved during such calendar year, then Buyer shall pay to Seller the corresponding Milestone Payment pursuant to Section 2.8(a) within 15 Business Days of the delivery of the final results of such audit and any applicable late fees pursuant to this Section 2.8(e) that have accrued from the date the Milestone Payment was due and payable under Section 2.8(a) through the date the Milestone Payment is actually paid to Seller, and Buyer shall reimburse the reasonable out-of-pocket costs incurred by Seller for the conduct of such audit.

(f)            Milestone Period Expiration Date. Buyer’s obligations under this Section 2.8 shall expire upon the earlier to occur of (i) the date on which the Milestone Period expires and (ii) the date on which all Milestone Events have been achieved and all Milestone Payments in respect of such Milestone Events have been paid to Seller, and all amounts payable under Section 2.8(g) have been paid to Seller (such date, the “Milestone Period Expiration Date”); provided, that the Milestone Period Expiration Date shall be extended if the parties are involved in a good-faith dispute with respect to the achievement of a Milestone Event as of the date on which the Milestone Period Expiration Date would have occurred.

(g)            Sprix Milestone Payments.

The payments set forth in this Section 2.8(g) (the “Sprix Milestone Payments”) shall constitute Milestone Payments for all purposes of this Section 2.8, except as otherwise expressly provided in this Section 2.8(g). For the avoidance of doubt, except as otherwise expressly provided in this Section 2.8(g), the provisions of Sections 2.8(a) through 2.8(f) shall apply mutatis mutandis to this Section 2.8(g).

(i)            Subject to the terms and conditions of this Agreement, Buyer shall pay to Seller an amount equal to $1,000,000 (the “Sprix Delivery Milestone Payment”) within five Business Days following the satisfaction of the following conditions on or prior to May 31, 2026: (A) delivery of a new batch of Sprix Product (the “Next Batch”) to Buyer’s designated warehouse, the cost of such Next Batch being borne by Seller and (B) the good faith written approval of such Next Batch by Buyer’s quality organization (“Quality Approval”) (such approval not to be unreasonably withheld, conditioned or delayed). The Sprix Delivery Milestone Payment shall be a one-time, non-refundable and non-creditable payment and shall be payable only upon satisfaction of the foregoing conditions.

(ii)            For the period commencing on the Closing Date and ending on December 31, 2027 (the “Sprix Profit Share Period”), Buyer shall pay to Seller an amount equal to eight percent of the Gross Profit derived from the Exploitation of the Sprix Product (the “Sprix Profit Share Payments”). Buyer shall calculate and report the Gross Profit for each fiscal quarter within fifteen days after the end of such fiscal quarter and shall pay the corresponding Sprix Profit Share Payments concurrently with delivery of such report.

(iii)            Buyer shall pay to Seller an amount equal to $2,000,000 (the “Sprix Sales Milestone Payment”) within thirty days following the end of fiscal year 2027 if Annual Net Sales of the Sprix Product for calendar year 2027 exceed $7,000,000.

(iv)            For purposes of this Section 2.8(g):

(A)            “Gross Profit” means, with respect to the Sprix Product for any applicable period, an amount equal to Net Sales of the Sprix Product for such period, less Cost of Goods Sold (as defined below) for such period, in each case determined in accordance with GAAP, consistently applied.

(B)            “Net Sales” has the meaning set forth in Article I of this Agreement.

(C)            “Cost of Goods Sold” means, with respect to Sprix, the actual costs incurred by Buyer or its Affiliates to manufacture, package, store, and supply Sprix for commercial sale, whether such activities are performed by Buyer or its Affiliates directly or by one or more third-party manufacturers or service providers on Buyer’s behalf, including, without limitation: (1) the landed cost of all raw materials, ingredients, chemicals, work-in-process, packaging, labeling, and other manufacturing costs of Sprix, including invoice price, freight, insurance, customs duties, and similar charges; (2) (x) to the extent manufacturing, processing, formulation, filling, finishing, assembly, labeling or packaging is performed by a third party, the actual fees and charges paid to such third party for such services (excluding any duplicative amounts already included under clause (1)) and (y) to the extent such activities are performed by Buyer or its Affiliates, all direct labor costs and a reasonable allocation of indirect labor and manufacturing overhead costs directly attributable to such activities, excluding costs attributable to idle or underutilized capacity or abnormal inefficiencies; (3) costs incurred in connection with quality control, quality assurance, validation activities, testing, sampling, stability studies and investigation of product complaints, in each case to the extent directly related to manufactured lots of Sprix; (4) costs of storage, warehousing, handling, and outbound shipping of Sprix up to the point of release for commercial sale; and (5) any other costs directly attributable to the manufacture and supply of Sprix that are customarily included in cost of goods sold for pharmaceutical products; provided, that Cost of Goods Sold shall not include any duplicative costs for the same activity, and no cost shall be included more than once regardless of whether such cost is incurred through payments to third parties or through internal operations of Buyer or its Affiliates. All Cost of Goods Sold shall be determined in accordance with GAAP, consistently applied with Buyer’s other products.

(v)            Buyer shall keep complete and accurate books and records in sufficient detail to permit the calculation and verification of Net Sales, Gross Profit, the Sprix Profit Share Payments and the achievement of the Sprix Sales Milestone Payment, and shall retain such records for at least three years following the end of the applicable period. The provisions of Section 2.8(e) shall apply mutatis mutandis to the audit of such books and records for purposes of this Section 2.8(g).

Section 2.9              Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes shall be allocated for U.S. federal income tax purposes among the Transferred Assets in accordance with Schedule 2.9 (the “Allocation Methodology”) and Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Buyer shall prepare a draft allocation of the Purchase Price and any other amounts due under this Agreement that are treated as consideration for U.S. federal income tax purposes among the Transferred Assets in accordance with the Allocation Methodology and Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Law, as appropriate) (the “Preliminary Allocation”). Buyer shall deliver the Preliminary Allocation to Seller within 90 days after the Closing Date. Buyer shall consider in good faith all comments provided by Seller with respect to the Preliminary Allocation within 30 days of Seller’s receipt of the Preliminary Allocation, after which time, the Preliminary Allocation will be deemed final and binding on Seller and Buyer (the “Final Allocation”). Seller and Buyer each agrees to file its respective U.S. federal, state, local, and non-U.S. Returns in accordance with the Final Allocation. Neither Seller nor Buyer shall take any position for Tax purposes (whether in audits, Returns, in any investigation, claim, inquiry or proceeding in respect of Taxes or otherwise) that is inconsistent with such Final Allocation except as required by a final “determination” within the meaning of Section 1313(a) of the Code (and any similar provisions of state, local or non-U.S. Law). Seller and Buyer agree to notify each other with respect to the initiation of any legal action or proceeding by any Governmental Authority relating to the Final Allocation and agree to consult with each other with respect to any legal action or proceeding in respect of the Final Allocation. The Final Allocation shall be adjusted, consistent with the methodology expressed therein, as Milestone Payments, if any, are made.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (which disclosures, in order to be effective with respect to a particular section or subsection, will specify the section or subsection to which they apply or will be reasonably apparent on its face), Seller hereby represents and warrants to Buyer as follows:

Section 3.1              Organization. Each entity comprising Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of its formation or organization and has all necessary limited liability company power and authority to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted.

Section 3.2              Authority. Seller has the limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action and no other limited liability company proceedings on the part of Seller are necessary to authorize this Agreement or the other Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Seller will be a party will have been, duly and validly executed and delivered by Seller and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which it will be a party will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3              No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)            conflict with or violate the Organizational Documents of Seller;

(ii)            materially conflict with or violate any Law or Order applicable to Seller, the Business, the Products or any of the Transferred Assets or Assumed Liabilities or by which Seller, the Business, the Products or any of the Transferred Assets or Assumed Liabilities may be bound or affected;

(iii)            result in the creation of any Lien upon the Transferred Assets; or

(iv)            conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any Person pursuant to, any Contract (including the Transferred Contracts) to which Seller is a party or by which Seller is bound; except, in the case of clause (iv), for any such conflicts, violations, breaches, defaults, consents or other occurrences that would not, individually or in the aggregate, be material to the Business, the Products or the Transferred Assets.

(b)            Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby and thereby.

Section 3.4              Transferred Assets.

(a)            Seller has good, legal, valid, and marketable title to, a valid leasehold interest in, or a valid license or right to use, to all of the assets included in the Transferred Assets free and clear of all Liens, other than Permitted Liens. Buyer will acquire at the Closing good, legal, valid, and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Transferred Assets, free and clear of all Liens (other than Permitted Liens). There are no adverse claims of ownership to the Transferred Assets, and neither Seller nor any of its Affiliates has received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Transferred Assets.

(b)            The Transferred Books and Records, the Specified Marketing Materials, the Business Intellectual Property, the Regulatory Materials and the Manufacturing Documentation represent all regulatory and technical documents used by or under the control of Seller that relate primarily to the Products. Other than the Transferred Books and Records, the Specified Marketing Materials, the Business Intellectual Property, the Regulatory Materials and the Manufacturing Documentation, there are no books or records of Seller or Affiliates relating primarily to the Products. Except as set forth on Schedule 3.4(b) of the Disclosure Schedules, Seller is the legal owner or licensee of the Transferred Books and Records, the Specified Marketing Materials, the Business Intellectual Property, the Regulatory Materials and the Manufacturing Documentation to be transferred hereunder and such Transferred Books and Records, the Specified Marketing Materials, the Business Intellectual Property, the Regulatory Materials and the Manufacturing Documentation do not include any information, documents, Know-How or portions thereof which (A) Seller or an Affiliate thereof has an obligation to a third party to keep confidential, or (B) are owned by, or held subject to the rights of, a third party, including rights with respect to Intellectual Property.

(c)            Except as set forth on Schedule 3.4(c) of the Disclosure Schedules, the Transferred Assets constitute all of the properties, assets and rights owned, used, held for use, intended for use, leased, licensed or sublicensed by Seller related primarily to the Products or the operation of the Business. The Transferred Assets, together with the other rights, licenses, services and benefits to be provided to Buyer pursuant to this Agreement and the other Ancillary Agreements, constitute all of the properties, assets and rights necessary to enable Buyer, following the Closing, to conduct the Business and Exploit the Products that are not Inactive Products in the same manner as currently conducted by Seller on the date hereof. For the avoidance of doubt, the Inactive Products are being transferred to Buyer on an as-is where-is basis. Without limiting the generality of the foregoing, other than the Transferred Equipment, neither Seller nor any of its Affiliates owns any machines, equipment or tooling that is used in connection with the Manufacturing of the Products. The foregoing representations shall take into account that the Delayed Transfer Assets will not be transferred at the Closing; provided, however, that the foregoing representations with respect to the Delayed Transfer Assets shall be true and correct with respect to the Delayed Transfer Assets as of the Delayed Transfer Date.

Section 3.5              Compliance with Law; Permits.

(a)            The Business and Seller’s use and operation of the Transferred Assets and Exploitation of the Products is being, and has been for the past five years (or for such time as Seller has held such Products), conducted by Seller in compliance in all material respects with all applicable Laws applicable to it, including (i) those relating to occupational health and safety, (ii) those prohibiting Product adulteration and misbranding, (iii) any applicable Laws governing the research, development, investigational use, approval, Manufacture, Exploitation, marketing, promotion or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Authority, private health plan or entity, or individual, and (iv) the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a−7(b)), the U.S. False Claims Act (31 U.S.C. §§ 3729 et seq.), and the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any international anti-bribery conventions or other applicable local anti-corruption or bribery Laws. To the Knowledge of Seller, no event has occurred that will (with or without notice or lapse of time) constitute or result in a material violation by Seller or any of its Affiliates of, or a failure on the part of Seller or any of its Affiliates to comply with, any Law that is applicable to the Business, the Products or any of the Transferred Assets or Assumed Liabilities. Seller has not received during the five years prior to the date hereof any written communication from a Governmental Authority that alleges that Seller is in violation of any applicable Law relating to the Business or the Products in any material respect.

(b)            Neither Seller nor any of its Affiliates, nor, to the Knowledge of Seller, its or its Affiliates’ directors, managers, officers, representatives, employees or agents or any other person acting on behalf of any such Person, Seller or any of its Affiliates have, with respect to the Business or the Products, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, (ii) made any material unlawful payment to any government official or employee or any political party or campaign, or (iii) violated any international anti-bribery conventions or applicable local anti-corruption or bribery Laws.

(c)            Since January 1, 2020, Seller and its Affiliates have, with respect to the Business, been in compliance in all material respects with all (i) U.S. and applicable international economic and trade sanctions, including any applicable Laws administered and/or enforced by the U.S. Department of State, the U.S. Department of the Treasury (including OFAC) and (ii) all anti-boycott applicable Laws, administered by the U.S. Department of Commerce, and have not engaged in any dealings or transactions with (A) any person that appears on the OFAC Specially Designated Nationals and Blocked Persons List or on any other list of blocked persons maintained by OFAC, as may be amended from time to time by OFAC, (B) any person that is otherwise the target of economic sanctions administered and/or enforced by OFAC or organized in a foreign jurisdiction against which any applicable Governmental Authority with jurisdiction over Seller or its Affiliates, as applicable, maintains a trade embargo, economic sanction or other similar prohibition pursuant to which dealing with such person is prohibited or (C) any person owned or controlled by or acting on behalf of, directly or indirectly, any Person described in sub-clauses (A) or (B) above.

(d)            Seller has not applied for or received, and is not entitled to or the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority in connection with the Products or the Transferred Assets.

(e)            Neither Seller nor any of its directors, managers, officers, representatives, employees or agents has been involved in any proceedings relating to white collar crimes and crimes of insider trading, embezzlement, money laundering or theft, among others of similar nature related to the Products or the Transferred Assets. No current or past Affiliate of Seller has been involved in any Actions relating to the foregoing during the period in which such Person was an Affiliate of Seller.

(f)            Seller is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (collectively with all applications for any of the foregoing, in each case as amended from time to time, “Permits”) necessary for it to own, lease and operate the Transferred Assets, to carry on the Business as currently conducted and to Exploit the Products, each of which is set forth on Schedule 3.5(f) of the Disclosure Schedules. Each such is Permit is valid and in full force and effect and has been validly issued. There are no Actions pending or, to the Knowledge of Seller, threatened that would be likely to result in the revocation, cancellation or suspension of any such Permit. Seller has materially complied with all conditions of the Permits applicable to it. No material default or violation or, to the Knowledge of Seller, event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any such Permit.

Section 3.6             Litigation; Orders. Except as set forth on Schedule 3.6 of the Disclosure Schedules, as of the date hereof, there is no Action by or against Seller in connection with the Business pending, or to the Knowledge of Seller, threatened which either (i) relates to the Business, the Transferred Assets, the Products, the Assumed Liabilities, Seller’s operations in connection therewith, or the transactions contemplated hereby or the events leading to the approval or execution of this Agreement, or (ii) is reasonably expected to impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement, and to the Knowledge of Seller, are there no facts or circumstances which are reasonably likely to form the basis for any such Action. There is no inquiry or investigation pending or, to the Knowledge of Seller, threatened by or before a Governmental Authority against or affecting the Products, the Business or any of the Transferred Assets (including any inquiry as to the qualification of Seller to hold or receive any license, Permit or other Regulatory Approval related to the Products, the Business or the Transferred Assets). Seller is not subject to any Order that affects or relates to the Business, the Products or any of the Transferred Assets.

Section 3.7              Intellectual Property; Data Protection.

(a)            Schedule 3.7(a) of the Disclosure Schedules sets forth a true and complete list of all (i) Intellectual Property that has issued, been registered or granted or that is the subject of an application for registration, issuance or grant and that has not expired or lapsed or been abandoned or withdrawn (“Registered IP”) and (ii) all unregistered Intellectual Property, in each case that is owned by or exclusively licensed to Seller and related to, used or held for use in connection with the conduct of the Business. No claim has been asserted or threatened that the Exploitation by Seller of any Business Intellectual Property infringes the Intellectual Property of any third party.

(b)            Seller exclusively owns or licenses the Business Intellectual Property, free and clear of all Liens, except for any Permitted Liens. The Business Intellectual Property represents all Intellectual Property necessary or useful to fully Exploit the Products and to conduct the Business following the Closing.

(c)            All Registered IP is subsisting and, to the Knowledge of Seller, all Registered IP that has been granted or issued, is valid and enforceable. Except as set forth on Schedule 3.7(c) of the Disclosure Schedules, neither Seller nor any of its Affiliates is bound by, and none of the Business Intellectual Property is subject to, any Contract that in any way limits or restricts the ability to use, exploit, assert or enforce any such Business Intellectual Property anywhere in the world.

(d)            In the five years preceding the date of this Agreement, Seller has not received any written (or the Knowledge of Seller, oral) communication from any Person challenging or threatening to challenge, nor is Seller a party to any pending and served proceeding or, to Seller’s Knowledge, pending but not served proceeding or threatened proceeding, in which any Person is (i) contesting the right of Seller to use, exercise, sell, license, transfer or dispose of any Business Intellectual Property, or (ii) challenging the ownership, validity or enforceability of any Business Intellectual Property. Seller is not subject to any outstanding Order restricting in any manner the licensing, assignment, transfer, use or conveyance of the Business Intellectual Property by Seller.

(e)            The operation of the Business as presently conducted by Seller and its Affiliates, including the design, development, Exploitation and Manufacture of the Products, does not, and in the five years preceding the date of this Agreement has not, infringe or misappropriate any Intellectual Property rights of any Person. In the three years preceding the date of this Agreement, Seller has not received any written (or, the Knowledge of Seller, oral) communication (i) alleging that the conduct of the Business, and Product or the use of any Business Intellectual Property infringes or misappropriates the Intellectual Property rights of any Person, including via an unsolicited offer to take a license under the Intellectual Property rights of any Person, or (ii) notifying Seller that the use of any Business Intellectual Property requires a license to any Person’s Intellectual Property. No third party is engaging, or has engaged in the last five years, in any activity that infringes, misappropriates or otherwise violates any of the Business Intellectual Property. There is no Action pending, asserted or threatened by Seller against any other person concerning any of the foregoing (nor, to the knowledge of Seller, does there exist any basis therefor).

(f)            Except with respect to any licenses to any off-the-shelf software or any other Intellectual Property that is licensed or otherwise made available pursuant to a click-wrap, shrink-wrap or similar agreement or on a subscription basis, Schedule 3.7(f) of the Disclosure Schedules sets forth a true and complete list of all written licenses, sublicenses and similar Contracts (i) pursuant to which Seller or any of its Affiliates obtained the right to use or practice rights under any Intellectual Property of a third party that is used in the conduct of the Business, as conducted as of the date hereof, or (ii) by which Seller or any of its Affiliates has granted any license, sublicense, option for a license, or similar right to a third party with respect to any of the Business Intellectual Property or any intellectual property of a third party that is used in the conduct of the Business, as conducted as of the date hereof.

(g)            Seller and its Affiliates have taken commercially reasonable steps necessary to protect the confidentiality and value of all Product Confidential Information. Without limiting the foregoing, (i) Seller and its Affiliates have, and use reasonable efforts to enforce, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements, and all current and former employees, consultants and contractors of Seller and its Affiliates who have been involved in any manner in the creation or development of Business Intellectual Property have properly executed such an agreement, and (ii) no Product Confidential Information has been disclosed by Seller or its Affiliates to any Person except pursuant to valid and appropriately protective non-disclosure agreements.

(h)            None of the Business Intellectual Property was developed by or on behalf of, or using funding, grants or any other subsidies of, any Governmental Authority or any university, and, to the Knowledge of Seller, no government funding, facilities, faculty or students of a university, college, other educational institution were used, directly or indirectly, to develop or create, in whole or in part, the Business Intellectual Property.

(i)             Except as set forth on Schedule 3.7(i) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) Buyer or its Affiliates or Seller granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Buyer or its Affiliates or Seller being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (iii) Buyer or its Affiliates or Seller being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not alter, impair, or extinguish any of the rights in the Business Intellectual Property or entitle any third party who has granted a license of any Intellectual Property to Seller or its Affiliates to terminate or vary the terms of any such license.

(j)             Seller and its Affiliates have at all times been in compliance in all material respects with all applicable Laws concerning data privacy and security relating to personal information in its/their possession or control, including any such information maintained, store, processed, or otherwise used or disposed of by a third party for or on behalf of Seller or its Affiliates, in each case with respect to the Business. Seller and its Affiliates have at all times been in compliance with all of its/their applicable internal and public-facing privacy policies that apply to the Business Intellectual Property (including any privacy- or security-related representations, obligations or promises). Such privacy policies have at all times made all disclosures to users or customers required by all applicable Law, and none of such disclosures made or contained in such privacy policies has been in material violation of any applicable Law.

Section 3.8              FDA and Regulatory Matters.

(a)            Seller or its Subsidiaries hold, and have held at all times since January 1, 2020, all Permits of all Regulatory Authorities required under applicable provisions of the Federal Food, Drug and Cosmetic Act of 1938, 21 U.S.C. §§ 301 et seq., as amended (the “FDCA”), the Public Health Service Act, 42 U.S.C. §§ 201 et seq., as amended, and the regulations promulgated thereunder by the U.S. Food and Drug Administration, or any successor agency thereto (the “FDA”) (collectively, “FDA Laws”), required for the lawful operation of the Business as presently conducted under the FDA Laws (the “FDA Permits”), and all such FDA Permits are valid and in full force and effect. Since January 1, 2020, there has not occurred any material violation of, or default (with or without notice or lapse of time or both) under, any such FDA Permit. Seller is in compliance in all material respects with the terms of all such FDA Permits required for the operation of the Business as presently conducted. Since January 1, 2020, neither Seller nor any of its Affiliates has received written (or to the Knowledge of Seller, oral) notice from the FDA or any other Regulatory Authority (i) of any pending or threatened Action alleging that any Product is in material violation of any FDA Law or FDA Permit, (ii) identifying any material violation of FDA Law with respect to the investigational use of, manufacture of, approval of, the uses of or the labeling or promotion of the Products, or (iii) asserting that any of the Regulatory Approvals are not currently in good standing with the FDA or any equivalent foreign Regulatory Authority in the country or countries of its jurisdiction.

(b)            Since January 1, 2020, the Products have been researched, Manufactured and Exploited by or on behalf of Seller or its Affiliates in compliance in all material respects with all applicable requirements under any applicable FDA Permits and all applicable FDA Laws, including applicable statutes and implementing regulations administered or enforced by the FDA or any comparable Regulatory Authority. Since January 1, 2020, all applications, notifications, submissions, information, claims, reports and data utilized by Seller or its Affiliates as the basis for, or submitted by or, to the Knowledge of Seller, on behalf of Seller or its Affiliates in connection with, any and all requests for the FDA Permits relating to the Products when submitted to the FDA or other Regulatory Authority, were true, correct and truthful in all material respects, not misleading or fraudulent and in compliance with applicable Laws in all material respects as of the date of submission, any material updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and data required under applicable FDA Laws have been submitted to the FDA or other Regulatory Authority, and no material deficiencies have been asserted by any such Regulatory Authority with respect to such reports and filings that have not been remedied.

(c)            Seller has not (i) made an untrue statement of a material fact or fraudulent statement to the FDA, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) made any statement, failed to make any statement or committed any other act, which statement, failure or act, in any such case of the foregoing clauses (i), (ii) and (iii), establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Seller nor, to the Knowledge of Seller, any of its officers, directors, employees, or Representatives, has received any written notification from the FDA that it is the subject of any pending or threatened investigation related to the Business by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(d)            Since January 1, 2020, the Manufacture of Products by or on behalf of Seller has been and is being conducted in material compliance with all applicable Laws. Since January 1, 2023, none of Seller, any of its Subsidiaries, or, to the Knowledge of Seller, any of their respective contract manufacturers for Products, has received any (i) FDA Form 483 that would be adverse in any material respect to Seller or its Affiliates, (ii) warning letter, (iii) untitled letter, (iv) it has come to our attention (IHCTOA) letter, (v) requests or requirements to make changes to the Products or the manufacturing processes or procedures related to any Product that would be adverse in any material respect to the Products, or (vi) other similar written correspondence or written notice from the FDA or any other Regulatory Authority alleging or asserting material noncompliance with any applicable FDA Laws or the FDA Permits with respect to any Product.

(e)            Since January 1, 2023, (i) all studies, tests and preclinical and clinical trials being conducted by or on behalf of Seller or its Affiliates relating to the Products have been and are being conducted in material compliance with applicable FDA Laws, including the requirements of Good Laboratory Practices, Good Manufacturing Practices or Good Clinical Practices, as applicable, and (ii) Seller and its Affiliates have not received any written (or to the Knowledge of Seller, oral) notices, correspondence or communication from any Institutional Review Board or similar body with oversight over clinical trials, the FDA or any other Regulatory Authority, requiring the termination, suspension or material adverse modification of any ongoing or planned clinical trials conducted by, or on behalf of, Seller or its Affiliates relating to the Products.

(f)            Since January 1, 2020, (i) Seller and each of its Subsidiaries have been in material compliance with all Health Care Laws applicable to the operation of the Business as then conducted. None of Seller, any of its Affiliates or, to the Knowledge of Seller, any director, manager, officer, employee or Representative of Seller or any of its Affiliates (in each case, acting in the capacity of an employee or Representative of Seller or such Affiliate), is subject to any enforcement, regulatory or administrative proceedings against or affecting the Business relating to or arising under the Health Care Laws, and (ii) with respect to the Products and the Business, Seller and its Affiliates have been in material compliance with all applicable requirements of Federal Health Care Programs, requirements relating to the Veterans Healthcare Act of 1992, and requirements relating to sales to 340B Program entities. Neither Seller nor its Affiliates or, to the Knowledge of Seller, any of their respective officers, directors, managers or employees, or to Seller’s Knowledge, any of their respective Affiliates or any third parties, in each case, acting on behalf of such Seller and its Affiliates, has (i) knowingly presented or caused to be presented a claim for reimbursement for services to any state, federal or foreign Governmental Authority, including any Federal Health Care Program, that is false, (ii) knowingly offered, paid, solicited, or received any remuneration (including any kickback, bribe, rebate, or fee), overtly or covertly, in cash or in kind: (A) in return for referring any individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal Health Care Program, or (B) to secure any improper advantage or to obtain or retain business that would cause the Business to be in violation of any Law, (iii) otherwise given, received, offered to pay to or solicited any remuneration from, in cash or kind, directly or indirectly, any past or present patient, customer, physician, other healthcare provider, supplier, vendor, contractor, Federal Health Care Program or other government program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), or (iv) knowingly made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact required to be stated therein) in order that any past or present patient, customer, physician, other healthcare provider, supplier, vendor, or contractor may receive reimbursement from a Federal Health Care Program or government program or in order that Seller or its Affiliate may collect reimbursement from a Governmental Authority or Federal Health Care Program.

(g)            All reports of Adverse Events related to the Products that are required to be submitted to the FDA under applicable FDA Laws have been submitted to the FDA and, to Seller’s Knowledge, no circumstances exist for which any other reports of Adverse Events would reasonably be expected to be required to be submitted under applicable FDA Laws. Except as set forth on Schedule 3.8(g) of the Disclosure Schedules, there have been no recalls, market withdrawals, field notifications or seizures requested, ordered or threatened or any adverse regulatory actions taken or threatened by the FDA or any other Regulatory Authority with respect to the Products, including with respect to any facilities where Products are researched, investigated, tested, Manufactured, produced, processed, packaged, or stored. Seller has not, either voluntarily or at the request of any Regulatory Authority, initiated or participated in a recall, market withdrawal or field notification of Products or provided any post-sale warnings regarding the Products. Neither Seller nor its Affiliates have received any written notice since January 1, 2020 through the date hereof, that the FDA, DEA or any other Regulatory Authority has (i) commenced, or threatened to initiate, any action to revoke, deny or withdraw any Regulatory Approval of a Product, or request the recall, market withdrawal, field notification, removal or replacement of any Product, (ii) commenced, or threatened to initiate, any action to seize any Product or enjoin the research, development, investigational use, Manufacture, testing, processing, packaging, labeling, repackaging, relabeling, storage or Exploitation of any Product, or (iii) commenced, or threatened to initiate, any action to seize any Product or enjoin the research, development, investigation, Manufacture, testing, processing, packaging, labeling, repackaging, relabeling, storage or Exploitation of any Product produced at any facility where any Product is researched, developed, investigated, Manufactured, tested, processed, packaged, labeled, repackaged, relabeled, stored or held for Exploitation.

(h)            For each Product, Seller has made available to Buyer complete and correct copies of all Regulatory Materials in the possession of Seller or any Affiliate, and such Regulatory Materials contain complete and correct copies of all reports of Adverse Event and other material pharmacovigilance documentation relating to the Products for the period and to the extent that such reports of Adverse Events are required by Law to be maintained.

(i)             During the past five years, there have been no (i) regulatory inspections of any facility in which the Products are researched, investigated, tested or Manufactured, or (ii) correspondence from any Regulatory Authority, asserting that the research, investigational, testing or, solely with respect to the Products, manufacturing operations of any facilities in which the Products are researched, investigated, tested or Manufactured, are not in compliance in all material respects with all applicable Laws. During the last five years, except as set forth in the Regulatory Materials made available to Buyer, with respect to the Products and, solely with respect to the Products, the facilities in which the Products are researched, investigated, Manufactured, tested, processed, packaged, repackaged, labeled, relabeled or stored, neither Seller nor any of its Affiliates has received or been subject to any untitled letters or, to Seller’s Knowledge, oral communication or correspondence, in each case from the FDA or any other Regulatory Authority alleging that the Products or, solely with respect to the Products, the facilities in which the Products are researched, investigated, tested, Manufactured, packaged, labeled or stored, are or were in violation of any Law or the requirements of any applicable Permit or Regulatory Approval, or alleging that the Products or, solely with respect to the Products, the other facilities in which the Products are researched, investigated, tested, Manufactured, packaged, labeled or stored, are or were the subject of any pending, threatened or anticipated Action by a Regulatory Authority. During the five years prior to the date hereof, the Products have been Manufactured in compliance in all material respects with applicable Law, including as applicable Good Manufacturing Practice and requirements applicable under Regulatory Approvals.

(j)            Neither of Seller nor its Affiliates have received or have otherwise learned of any complaints or reports of Adverse Events related to the Products that would reasonably be expected to have a Material Adverse Effect.

(k)            All drug distribution activities with respect to the Products are in full compliance with the Drug Supply Chain Security Act, including requirements for registration, reporting, licensing, drug listing, product tracing and identification, and systems for verification and handling of suspect or illegitimate product.

(l)             Seller has paid all fees described in Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, in each case related to the Products.

Section 3.9              Financial Information.

(a)            Set forth on Schedule 3.9 of the Disclosure Schedules are unaudited gross revenues and net sales for each of the fiscal years ended December 31, 2024 and December 31, 2025 with respect to each Product (collectively, the “Financial Information”), calculated and presented in all respects using the same definitions, methodologies, classifications, and accounting policies applied to the calculation of such numbers, as applicable, in the Guarantor’s most recent Annual Report on Form 10-K and Periodic Reports on Form 10-Q. The Financial Information was prepared in accordance with the books and accounts and other financial records of Seller in accordance with GAAP and presents fairly in all material respects the profit and loss attributable to the Products and the Business based on management’s reasonable assumptions as of and for the periods indicated.

(b)            Seller maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions of the Business are executed in accordance with management’s general or specific authorizations, (ii) transactions of the Business are recorded as necessary to permit preparation of the financial statements in accordance with GAAP and to maintain accountability for its assets, and (iii) the recorded accountability for assets of the Business is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)            Seller has made and kept (and given Buyer access to) all books and records, which accurately and fairly reflect the activities of the Business and the Transferred Assets. The books of account and other records of the Business, including Transferred Books and Records, the Regulatory Materials and the Manufacturing Documentation, have been kept accurately in all material respects in the ordinary course of business consistent with all applicable legal requirements, including an adequate system of internal controls. Seller has not engaged in any transaction, maintained any bank account or used any corporate funds in connection with the Business or the Transferred Assets, except as reflected in its normally maintained books and records.

(d)            The Assumed Liabilities represent bona fide obligations incurred by Seller in the Ordinary Course of Business.

(e)            There are no Liabilities of, or relating to, the Business, the Products or the Transferred Assets (solely to the extent required to be reflected in the Financial Information in accordance with GAAP), except for Liabilities (a) reflected in the Financial Information, but only to the extent reflected therein, (b) that were incurred in the ordinary course of business under Transferred Contracts, (c) consisting of general corporate overhead, administrative, or shared services costs of Seller (including, for example, corporate-level finance, HR, IT, facilities, insurance, and similar overhead) that are not specifically allocated to the Business in the Financial Information and that are not Assumed Liabilities, and (d) set forth on Schedule 3.9(e) of the Disclosure Schedules.

Section 3.10            Taxes.

(a)            Seller has paid, or caused to have been paid, all material Taxes required to have been paid by Seller as of the Closing Date with respect to the Transferred Assets. There are no Liens for Taxes on the Transferred Assets other than Permitted Liens.

(b)            There are no audits or investigations by any Governmental Authority in progress, nor has Seller or any of its Affiliates received any written notice from any Governmental Authority that intends to conduct such an audit or investigation, relating to the Transferred Assets.

(c)            Seller has timely filed all property tax Returns that it was required to file with respect to the Business or the Transferred Assets. All such Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations.

Section 3.11            Scheduled Contracts.

(a)            Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete list of all of the following Contracts, including any related amendments or statements of work, as applicable (collectively, the “Scheduled Contracts”) which relate primarily to the Business or the Products and to which Seller or any of its Affiliates is a party as of the date hereof:

(i)            Contracts that provide for payment or receipt by Seller in connection with the Business of more than $500,000 per year, including any such Contracts with customers or clients;

(ii)            Contracts that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iii)           Contracts establishing a joint venture or collaboration, co-promotion or like arrangement, or involving a sharing with another Person of profits, losses, costs, royalties, milestone payments, or Liabilities of Seller or its Affiliates relating to the Business;

(iv)           Contracts with a clinical research organization for the conduct of clinical trials with respect to any Product (other than a trial which is complete or substantially complete at the relevant clinical sites as of the date of this Agreement);

(v)           Contracts with any contract manufacturer, contract packager, fill-finish provider, API supplier, or other Contract Manufacturing Organization relating to the Products or the Business, including all statements of work, and technical agreements;

(vi)           Contracts entered into by Seller or any of its Affiliates in settlement of any Action or other dispute relating to the Transferred Assets, the Products or the Business;

(vii)          Contracts for the ongoing labeling or storage of any Product; and

(viii)         Contracts in respect of the purchase of active pharmaceutical ingredients and other raw materials for any Product.

(b)            Seller has made available to Buyer true and complete copies of each Transferred Contract, including all amendments and modifications and side agreements relating thereto. Each Transferred Contract represents a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, and is enforceable against Seller and, to Seller’s Knowledge, each other party thereto, in accordance with its terms, and is in full force and effect, and with or without the lapse of time or the giving of notice, or both, none of Seller or any of its Affiliates or, to Seller’s Knowledge, any other party thereto is in material breach of or material default under, or has provided or received any written notice of any intention to terminate, any of the Transferred Contracts, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach of or material default under any of the Transferred Contracts.

(c)            There is no Scheduled Contract that, by its terms, is scheduled to expire on or before the Termination Date.

(d)            Schedule 3.11(d) of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of all royalties, revenue shares, license fees or similar recurring payment obligations payable to any Seller under the Transferred Contracts that are based on sales, use, licensing, distribution, manufacture, performance or other exploitation of any Product. For each such payment listed on Schedule 3.11(d) of the Disclosure Schedules, such Schedule accurately identifies (i) the applicable Product to which such payment relates; (ii) the royalty rate or other applicable payment metric, including the percentage, per-unit amount, tiered rate structure, minimum, or other formula used to calculate such royalty; and (iii) the specific Transferred Contract (including the counterparties) under which such payment is generated.

Section 3.12            Absence of Changes or Events. Except as set forth on Schedule 3.12 of the Disclosure Schedules, since January 1, 2025, (i) Seller and its Affiliates have conducted the Business only in the Ordinary Course of Business, and (ii) there has not been any event, occurrence or development that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.13           Brokers. Except for Moelis & Company, the fees, commissions and expenses of which will be paid as specified herein, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

Section 3.14            Inventory; No Channel Stuffing.

(a)            Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete (in all but de minimis respects) list of all Inventory as of April 3, 2026, including the remaining shelf life of each item therein. The Inventory is owned by Seller or its Affiliates free and clear of all Liens (other than Permitted Liens). Except as set forth in Schedule 3.14(a) of the Disclosure Schedules, the Inventory (i) is useable or saleable and merchantable in the Ordinary Course of Business, (ii) was Manufactured in material compliance in all material respects with Good Manufacturing Practices and in accordance with the applicable Regulatory Approvals and applicable Law and (iii) is not adulterated or misbranded within the meaning of any applicable Law. The value of all such inventories that are obsolete, slow moving, excess or of below-standard quality has been written down to net realizable value or adequate reserves have been provided therefor. The amount and mix of items in the Inventory of supplies, in process and finished products are consistent with the business practice of Seller with respect to the Business. No Inventory has been pledged as collateral or is held on a consignment basis. To the extent that the Inventory contains or consists of raw materials and work-in-process, such raw materials and work-in-process have been Manufactured, handled, maintained, packaged and stored at all times in compliance in all material respects with applicable Law.

(b)            Since January 1, 2025 and until the Closing Date, Seller and its Affiliates (i) have sold Products to wholesalers or distributors only in the Ordinary Course of Business and in amounts that are generally consistent with past sales by Seller and its Affiliates to their wholesale and distributor customers during comparable periods (which, for the avoidance of doubt, shall take into account seasonality, cyclicality and other market conditions) and (ii) have not engaged in any practice with the intent of increasing the levels of inventory of the Products in the distributor or wholesaler channels outside of the ordinary course of business and in anticipation of entering into this Agreement or any similar transactions with respect to the Products.

Section 3.15            Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Order relating to the Business or the Products that has or would reasonably be expected to have, whether before or after consummation of the transactions contemplated hereby, the effect of prohibiting or impairing the conduct of Business or the operation or use of the Transferred Assets as currently operated or conducted.

Section 3.16            Products. Since January 1, 2020, (a) there has not been, nor is there currently under consideration by Seller or any of its Affiliates, or to Seller’s Knowledge, any Regulatory Authority, any product recall, market withdrawal or post-sale warning in respect of any Product, and (b) no Product distributed or sold has been discontinued (whether voluntarily or otherwise) by Seller or any of its Affiliates due to concerns over potential harm to human health or safety. No Product is subject to any guaranty, warranty or other indemnity other than the applicable standard terms and conditions of Seller and its Affiliates that have been made available to Buyer. Seller has taken commercially reasonable steps to ensure that the Products that are designed, Exploited, Manufactured, tested, stored, packaged, repackaged, labeled, relabeled or licensed have been in material conformity with all applicable contractual commitments, Laws and express and implied warranties. Since January 1, 2020, no Person has made any claim against Seller or its Affiliates arising out of any personal injury and/or death proximately caused by the use of the Products.

Section 3.17            Suppliers and Customers. Schedule 3.17 of the Disclosure Schedules sets forth a true, correct and complete list of (a) the 10 largest suppliers to the Business for the calendar year 2024 and for the period commencing on the first day of the current fiscal year through September 30, 2025 (determined on the basis of the total dollar amount paid) and (b) the 10 largest customers of the Business for the calendar year 2024 and for the period commencing on the first day of the current fiscal year through September 30, 2025 (determined on the basis of the total dollar amount received), showing the total dollar amount paid to or received from, as the case may be, each such supplier and customer during such period. Since January 1, 2024, there has been no termination, cancellation or material curtailment of the business relationship of Seller with any such supplier or customer nor, to the Knowledge of Seller, has any such supplier or customer indicated an intent to so terminate, cancel or materially curtail its business relationship with Seller, whether as a result of the consummation of the transactions contemplated hereby or otherwise. Seller has not received any written complaint regarding the Products from any such supplier or customer.

Section 3.18            Employee Matters.

(a)            Schedule 3.18(a) to the Disclosure Schedules contains a true, complete and correct list, as of the date hereof, of the following information for each Designated Employee as of the date hereof: such individual’s name and (i) current annual base salary or base hourly rate, (ii) if applicable, annual incentive compensation opportunity for the 2025 calendar year, (iii) job title, (iv) corporate hire date, (v) work location, (vi) status as exempt or non-exempt for wage and hour purposes and (vii) status as active or inactive and, if inactive, the type of leave and estimated duration or return date.

(b)            None of the Designated Employees have terms and conditions of employment that are subject to a collective bargaining agreement to which Seller or any of their Affiliates are a party. There is no labor strike, dispute, slow down, work stoppage, unresolved material labor union grievance or labor arbitration proceeding pending, or to Seller’s Knowledge, threatened against any Seller with respect to any such individual and, to Seller’s Knowledge, there are no union organizing activities.

(c)            Except as could not reasonably be expected to result in the imposition of material Liability on Buyer, with respect to all Designated Employees: (i) Seller and its Affiliates are, and since January 1, 2024, have been, in compliance in all material respects with all applicable Laws respecting employment and labor, including Laws respecting labor relations, fair employment practices, employment discrimination, harassment and retaliation, equal employment opportunities, reasonable accommodation, disability rights and benefits, terms and conditions of employment, child labor, occupational safety and health, immigration, wages and hours, overtime compensation, meal and rest periods, hiring and termination of employees, plant closures and layoffs, data protection and employee privacy, leaves of absence, workers compensation and unemployment insurance, and employment related taxes; (ii) there are no, and in the last four years there have been no, actions (excluding investigations) or, to the Knowledge of Seller, investigations or threatened actions with respect to employment or labor matters (including relating to or asserting allegations of employment discrimination, harassment or retaliation, misclassification, wage and hour violations, or unfair labor practices) existing, pending or threatened against or involving Seller or any of its Affiliates in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iii) none of the employment policies or practices of Seller or its Affiliates is currently being audited or investigated or is subject to imminent or threatened audit or investigation by any Governmental Authority; and (iv) Seller and its Affiliates are not, and within the last four years have not been, subject to any Order, consent decree or private settlement contract in respect of any employment or labor matters with respect to the Designated Employees.

(d)            Except as could not reasonably be expected to result in the imposition of material Liability on Buyer, to the Knowledge of Seller, no Designated Employee is in violation of any term of any employment contract, non-disclosure agreement, non-solicitation or noncompetition agreement.

Section 3.19            Transactions with Affiliates. None of the Transferred Assets are subject to or relate to, and the transactions contemplated hereby will not trigger, any current or future rights or obligations between, among or involving Seller or its Affiliates, on the one hand, and any current or former director, manager, officer, stockholder, member, manager, partner, employee or independent contractor of Seller (or any Affiliate thereof), on the other hand, and no such Person owns any property or right, tangible or intangible, that is related to the Transferred Assets or the Products.

Section 3.20            Insurance. Seller and its Affiliates have insurance policies in full force and effect in all material respects (a) for such amounts as are sufficient for all requirements of Law and all Contracts to which Seller or any of its Affiliates is a party or by which it or any of the Transferred Assets is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as reasonable for the business, assets and properties (including the Transferred Assets) of Seller and its Affiliates, including product liability and, to the extent applicable, clinical trial liability insurance that provides coverage for claims arising out of Adverse Events. To the Knowledge of Seller, no event has occurred, including the failure by Seller or any of its Affiliates to give any notice or information, or Seller or any of its Affiliates giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller or any of its Affiliates under any such insurance policies in any material respect.

Section 3.21            Exclusivity of Representations and Warranties. Neither Seller nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Business or the Transferred Assets (including any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Transferred Assets), except as expressly set forth in this Article III, and Seller hereby disclaims any such other representations or warranties.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1             Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2       Authority. Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which it will be a party will have been, duly executed and delivered by Buyer and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3             No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)             conflict with or violate the Organizational Documents of Buyer;

(ii)            conflict with or violate any Law or Order applicable to Buyer or by which any property or asset of Buyer is bound or affected; or

(iii)           conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any Person pursuant to, any material contract or material agreement to which Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, consents or other occurrences that would not have a Buyer Material Adverse Effect.

(b)            Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby and thereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Buyer Material Adverse Effect.

Section 4.4              Financing. Buyer will have available as of the Closing Date cash on hand sufficient to fully fund all of Buyer’s obligations under this Agreement, including the payment of (i) the Purchase Price and any other amounts required to be paid pursuant to this Agreement and the Ancillary Agreements and (ii) all fees and expenses and other payment obligations required to be paid or satisfied by Buyer in connection with the transactions contemplated by this Agreement.

Section 4.5              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 4.6              Litigation. As of the date hereof, there is no Action by or against Buyer pending, or to the actual knowledge of Buyer, threatened that would, if determined adversely to Buyer, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any Law or Order of any Governmental Authority (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Authority that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 4.7              Compliance with Laws. Buyer is not in material violation of, and, to the Knowledge of Buyer, under investigation with respect to any Law or Permit which violation could reasonably be expected to have a Buyer Material Adverse Effect or affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 4.8              Exclusivity of Representations and Warranties. Neither Buyer nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article IV, and Buyer hereby disclaims any such other representations or warranties.

Article V
COVENANTS

Section 5.1             Confidentiality.

(a)            Each of the parties shall, and shall cause its Representatives to, hold in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated February 1, 2025, by and between Buyer and Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement shall terminate with respect to information to the extent relating to the Products and the Transferred Assets and the Assumed Liabilities.

(b)            Following the Closing Date, Seller shall not, and shall ensure that its Affiliates do not, directly or indirectly, disclose to any other Person or make any other unauthorized use of any Product Confidential Information. As used herein, the term “Confidential Information” means all Product Confidential Information and any and all proprietary or non-public information relating to Buyer or the transactions contemplated by this Agreement, whether or not in written form and whether or not expressly designated as confidential, including any such information consisting of trade secrets or confidential know-how, except to the extent that such information (A) is generally available to or known by the public (other than through disclosure by Seller or any of its Affiliates or representatives in violation of this Section 5.1(b)), (B) is lawfully acquired by Seller or any of its Affiliates or representatives after the Closing from a source which, to the Knowledge of Seller, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation and did not acquire such information through a wrongful act or (C) is independently developed by Seller or any of its Affiliates after the Closing without reference to or use of Confidential Information (in whole or in part). Notwithstanding the foregoing, Seller may disclose such portion (and only such portion) of the Product Confidential Information as Seller reasonably determines it is legally obligated to disclose if: (i) required by applicable Law; (ii) to the extent permitted by applicable Law, it notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; and (iii) at Buyer’s expense, it exercises commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information and, to the extent such order is not able to be obtained in compliance with the requirements of this clause (b)(iii), Seller discloses only the portion of such information that is legally required to be disclosed and exercises its commercially reasonable efforts to obtain assurances (at Buyer’s expense) that such information will be afforded confidential treatment.

Section 5.2             Conduct of Business Prior to the Closing.

(a)            Between the date of this Agreement and the Closing Date, except (i) as expressly required by this Agreement, (ii) as set forth on Schedule 5.2 of the Disclosure Schedules, (iii) as required by applicable Law or any decree, order, directive or guideline issued by a Governmental Authority, (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (v) as expressly required pursuant to the Agreement and Plan of Merger by and among Garda Therapeutics, Inc., Audi Merger Sub, Inc., and the Guarantor (the “Merger Agreement”), Seller shall use its reasonable best efforts to operate the Business in the ordinary course of business in all material respects, and Seller shall use its reasonable best efforts to (A) preserve in all material respects the present commercial relationships with key Persons (including customers, distributors and suppliers) with whom Seller deals in connection with the conduct of the Business in the ordinary course, (B) maintain all of the Transferred Assets in their current condition, ordinary wear and tear excepted, (C) maintain the books, accounts and records relating to the Business (including the Transferred Books and Records, the Manufacturing Documentation and the Regulatory Materials) in the ordinary course of business and in compliance with all applicable Laws, (D) comply with all material contractual obligations related to the Products, the Transferred Assets and the Business, including all obligations pursuant to the Transferred Contracts and (E) cause the Business to comply with all applicable Laws; provided, however, that no action by Seller or the Business with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.2(b).

(b)            Between the date of this Agreement and the Closing Date, except (i) as expressly required by this Agreement, (ii) as set forth on Schedule 5.2 of the Disclosure Schedules, (iii) as required by applicable Law or any decree, order, directive or guideline issued by a Governmental Authority, or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, in connection with the Business:

(i)            sell, transfer, encumber or otherwise dispose of any Transferred Assets or any interest therein, other than immaterial dispositions and Inventory sold or disposed of in the ordinary course of business;

(ii)            incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Transferred Assets, except in the ordinary course of business consistent with past practice; provided, that in no event shall Seller, in connection with the Business, (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(iii)           acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to the Business taken as a whole;

(iv)           other than in the ordinary course of business, enter into, materially amend or terminate any Scheduled Contract;

(v)           except to the extent required by applicable Law (including Section 409(A) of the Code), any arrangement in effect as of the date hereof, or as consistent with past practice, (A) materially increase the compensation or benefits of any Designated Employees, or (B) amend or adopt any compensation or benefit plan, including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to the Seller of maintaining the applicable compensation or benefit plan) with or for the benefit of any Designated Employees;

(vi)           implement or adopt any material change in its methods of accounting affecting the financial statements of the Business, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(vii)          waive or abandon any rights in or to, or fail to maintain or renew, any Business Intellectual Property or grant any license, sublicense, covenant not to sue, immunity, authorization, consent, release, waiver or other right with respect to any Business Intellectual Property;

(viii)         change or modify any of the following insofar as they are related to the Business (except for de minimis changes made in the ordinary course of business that are not, individually or in the aggregate, reasonably expected to be material to the Business): (A) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (B) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (C) payment policies, procedures and practices with respect to accounts payable;

(ix)            (A) make, revoke or change any election with respect to Taxes, (B) settle or compromise any Tax audit, claim, or assessment or any Liability for Taxes, (C) file any amendment to a Tax Return, (D) enter into any closing agreement or obtain any Tax ruling or seek to change any Tax accounting period, (E) surrender any right to claim a refund of Taxes, (F) consent to any extension or waiver with respect to any Tax claim, assessment, or Liability or (G) prepare or file any Tax Return in a manner inconsistent with past practice, in each of clauses (A) - (G), to the extent related to the Transferred Assets, the Products or the Business;

(x)            make any payment with respect to, or discharge, compromise or settle, any claim or Action related to, or which otherwise may impact, the Assumed Liabilities, the Business or the ownership or use of the Transferred Assets;

(xi)            waive or release any right or claim related to the Business or affecting any of the Products, the Transferred Assets or the Assumed Liabilities; and

(xii)          introduce any material change in the types, nature, composition or quality of the Products, or make any change in product specifications or prices or terms of distributions of the Products or change pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies, except for de minimis changes made in the ordinary course of business that are not, individually or in the aggregate, reasonably expected to be material to the Business or the Products; or

(xiii)         agree to take any of the actions described in Sections 5.2(b)(i) through 5.2(b)(xii).

(c)            In making any determination as to whether Seller has discharged its obligations to operate in the “ordinary course of business” or used “commercially reasonable efforts”, “reasonable best efforts” or similar covenants under this Agreement, any actions or omissions shall be assessed based on what is practicable or reasonable, as determined by Seller in its reasonable discretion. Without limitation to the foregoing, actions taken (or omitted to be taken) in good faith in response to (i) any unforeseen or atypical event that is beyond the reasonable control of Seller as would cause a reasonably prudent Person to take commercially reasonable actions that might otherwise be deemed outside the ordinary course of business or (ii) any actions taken by any Governmental Authority in connection with the matters described in clause (i) above shall be deemed to be in the ordinary course of business.

Section 5.3             Covenants Regarding Information.

(a)            From the date hereof until the Closing Date, upon reasonable notice, Seller shall afford Buyer and its Representatives reasonable access to the properties and other facilities, books and records of Seller relating exclusively to the Business for the purpose of facilitating the Closing related to this Agreement and the transactions contemplated hereby; provided, however, that any such access shall be conducted at Buyer’s expense, during normal business hours, under the supervision of Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of Seller and the Business; provided further, that with respect to any properties, plants or other facilities of the Business, any such access shall not include access for the purpose of conducting any real property assessments, environmental analysis or other intrusive testing of any such properties, plants or other facilities. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide access to any information to Buyer or its Representatives if Seller determines, in its sole discretion, that (i) such access would jeopardize any attorney-client or other legal privilege; provided, that, if requested by Buyer, Seller will cooperate in good faith with Buyer (at Buyer’s expense) to seek a waiver, consent, protective order or other reasonable remedy that would permit disclosure of such information to Buyer or its Representatives without jeopardizing such privilege, (ii) such access would contravene any applicable Law, ruling, order, judgment, injunction or decree of any Governmental Authority, fiduciary duty or binding agreement entered into prior to the date hereof; provided, that, if requested by Buyer, Seller will cooperate in good faith with Buyer (at Buyer’s expense) to seek a waiver, consent, protective order or other reasonable remedy that would permit disclosure of such information to Buyer or its Representatives in compliance with applicable Law or such ruling, order, judgment, injunction, decree, fiduciary duty or binding agreement (including by seeking appropriate confidentiality protections), (iii) the information to be accessed is pertinent to any litigation in which Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties, or (iv) the information to be accessed relates to Seller’s or any of its Subsidiaries’ entry into or conducting of a sale process prior to the execution of this Agreement, including any information related to proposals from other Persons relating to any other potential transaction with Seller or any of its Subsidiaries relating to the Business.

(b)            In order to facilitate the resolution of any claims made against or incurred by Seller (as it relates to the Business), for a period of six (6) years after the Closing or, if shorter, the applicable period specified in Buyer’s document retention policy, Buyer shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that Buyer shall notify Seller in writing at least 30 days in advance of destroying any such books and records prior to the sixth anniversary of the Closing Date in order to provide Seller the opportunity to copy such books and records in accordance with this Section 5.3(b).

(c)            In order to facilitate the resolution of any claims made against or incurred by Buyer (as it relates to the Business), for a period of six (6) years after the Closing or, if shorter, the applicable period specified in Seller’s document retention policy, Seller shall (i) retain any documents, books, records and other information to the extent relating to the Business, the Products or the Transferred Assets that are not included in the Transferred Books and Records, the Regulatory Materials or the Manufacturing Documentation transferred to Buyer hereunder and (ii) afford the Representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such documents, books, records and other information; provided, however, that Seller shall notify Buyer in writing at least 30 days in advance of destroying any such documents, books, records or other information prior to the sixth anniversary of the Closing Date in order to provide Buyer the opportunity to copy such documents, books, records or other information in accordance with this Section 5.3(c).

Section 5.4              Post-Closing Assistance. Seller shall use its commercially reasonable efforts to negotiate a termination of that certain Supply Agreement dated December 15, 2021, by and between Antares Pharma, Inc. and Assertio Specialty Pharmaceuticals, LLC (f/k/a Otter Pharmaceuticals, LLC) relating to Otrexup® (the “Antares Supply Agreement”), or the minimum order quantity portion thereof. Any settlement costs or other costs or expenses with respect to any such termination shall be paid solely by Seller.

Section 5.5              Public Announcements. Following the execution of this Agreement, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or to the extent required by applicable securities laws or stock exchange rules (including in filings with the U.S. Securities and Exchange Commission).

Section 5.6              No Solicitation; Non-Competition.

(a)            Buyer will not, for a period of two years following the Closing Date, without the prior written consent of Seller, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, solicit (other than a solicitation by general advertisement) any person who is an employee of Seller or any of its Affiliates (other than the Designated Employees) to terminate his or her employment with Seller or such Affiliate.

(b)            Seller will not, for a period of two years following the Closing Date, without the prior written consent of Buyer, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, solicit (other than a solicitation by general advertisement) any person who is an employee of Buyer or any of its Affiliates (including the Transferred Employees) to terminate his or her employment with Buyer or such Affiliate.

(c)            As a material inducement to Buyer to enter into this Agreement, Seller shall not, and shall cause each of its current and future Affiliates not to, for the period following the Closing Date until the Milestone Period Expiration Date, directly or indirectly through any Person anywhere in the world (i) develop, Exploit or Manufacture, or knowingly assist any other person in developing, Exploiting or Manufacturing, any Competing Product, or (ii) own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any person engaged in the development, Exploitation or Manufacture of any Competing Product. For purposes of this Section 5.6(c), “Competing Product” means a pharmaceutical product that, with respect to a Product in a particular jurisdiction (i) contains the same active pharmaceutical ingredient or a bioequivalent thereof, and is approved for the same intended use as has been approved by the Regulatory Authority in the jurisdiction or (ii) is developed for the same intended use as has been approved by the Regulatory Authority in the jurisdiction. Notwithstanding the foregoing, Seller may, without violating this Section 5.6(c), (x) engage in any of the businesses of Seller and its Affiliates (other than the Business) existing on the date of this Agreement, (y) own a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in such a business, or (z) acquire (or be acquired by), whether by merger, purchase of equity, purchase of assets or otherwise, any Person, business line or division, notwithstanding that a portion of such Person, business line or division (the “Combined Company”) is engaged in a business that competes with the Business as conducted during the 12-month period prior to the Closing (a “Competing Business”), so long as immediately following such acquisition, the book value of the assets of the Combined Company that are used in, or attributable to, any activities that constitute the Competing Business represents, in the aggregate, less than 10% of the total consolidated book value of the assets of the Combined Company.

(d)            Buyer and Seller agree that any remedy at law for any breach by Buyer or Seller, as applicable, of this Section 5.6 would be inadequate, and that the non-breaching party would be entitled to injunctive relief in such a case. If it is ever held that any restriction on Buyer or Seller is too onerous and is not necessary for the protection of Seller or Buyer, as applicable, Buyer and Seller agree that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect Seller or Buyer, as applicable.

(e)            If any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, geographical area, business limitation or any other relevant feature of this Section 5.6 is unreasonable, arbitrary or against public policy, then the maximum time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy shall be enforced against the applicable party.

Section 5.7              Further Assurances. From time to time after the Closing, and for no further consideration, each of the parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.8             R&W Policy. Buyer, at its option, may obtain an R&W Policy in connection with the Closing. Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated hereby is not subject to any condition or contingency with respect to the R&W Policy (including with respect to Buyer’s, its Affiliates’, or any other Person’s ability to obtain such R&W Policy). The R&W Costs shall be borne equally by Buyer, on the one hand, and Seller, on the other hand; provided, that Seller’s obligation to pay R&W Costs shall not exceed $250,000.

Section 5.9              Wrong Pockets; Refunds and Remittances. Following the Closing if either Buyer, on the one hand, or Seller, on the other hand, becomes aware that any of the Transferred Assets has not been transferred to Buyer or any of its Affiliates or that any of the Excluded Assets has been transferred to Buyer or its Affiliates (other than as contemplated in the Ancillary Agreements), Buyer or Seller, as applicable, shall promptly notify the other and the parties shall, as soon as reasonably practicable, ensure that such property is transferred to (a) Buyer or its applicable Affiliate, in the case of any Transferred Asset which was not transferred to Buyer at the Closing without any consideration therefor free and clear of all Liens (other than Permitted Liens); or (b) Seller, in the case of any Excluded Asset which was transferred to Buyer at the Closing without any consideration therefor free and clear of all Liens (other than Permitted Liens). Without limiting the foregoing, after the Closing: (i) if Seller or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Buyer and (ii) if Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Affiliates in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller.

Section 5.10            Regulatory Matters.

(a)            Transfer of Governmental Authorizations. Promptly following the Closing Date, to the extent permitted by applicable Law and in accordance with the Transition Services Agreement, (i) Seller shall use commercially reasonable efforts to assign to Buyer all of Seller’s right, title, obligations and interest existing in and to the Business Permits on the Closing Date, except for any such Business Permits that Buyer requests in writing not to be assigned. The parties shall execute and deliver to the FDA and other appropriate Regulatory Authorities such documents and instruments of conveyance as necessary and sufficient to effectuate the transfer of each Business Permit to Buyer under applicable Law as soon as possible following the Closing Date. Seller hereby agrees to use commercially reasonable efforts to assist and cooperate with Buyer in filing responses in connection with any notices or communication received from any Regulatory Authority related thereto. Without limiting the foregoing, Seller shall consult with Buyer prior to taking any material action or refraining from taking any material action, or conducting any material formal communications with any Regulatory Authority, with respect to any such Business Permits, in each case, other than ordinary course or routine actions or communications, and shall keep Buyer reasonably updated with respect to all such actions, including by promptly providing Buyer with copies of any electronically available filings, correspondence or Business Permits; provided, that in no event shall Seller be obligated to take any action, or refrain from taking any action, that would violate applicable Law.

(b)            Pharmacovigilance Agreement. Buyer and Seller shall cooperate in good faith to enter into a customary pharmacovigilance agreement promptly, but in no event later than 30 days following the execution of this Agreement.

(c)            Quality Agreement. Buyer and Seller shall cooperate in good faith to enter into a customary quality agreement promptly, but in no event later than 30 days following the execution of this Agreement. If such a quality agreement is not entered into on or prior to the Closing Date, Seller will conduct quality-related activities relating to the Products in the ordinary course of business from the Closing until the earliest of (i) the entrance into of such a quality agreement, (ii) Buyer’s entrance into quality agreements with its suppliers, and (iii) 30 days after the Closing Date.

(d)            Maintenance of Business Permits. Until the Business Permits have been transferred to Buyer, in accordance with the Transition Services Agreement, Seller shall maintain such Business Permits using the same degree of care that it has historically used with respect to such Business Permits in the conduct of its own business; provided, that Seller shall allow Buyer to review any submissions or communications to Regulatory Authorities with respect to such Business Permits and that any such submissions or communications shall be reasonably acceptable to Buyer. After such transfer, Buyer will assume all responsibility for the Business Permits, at Buyer’s sole cost and expense. Following the Closing, in accordance with the Transition Services Agreement, each party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements.

Section 5.11            Transferred Employees.

(a)            Buyer may, at its sole discretion, make offers of employment to those employees of Seller or any Affiliate identified on Schedule 5.11 (the “Designated Employees”). Buyer will determine the terms of employment for each such Designated Employee, subject to applicable Law. Designated Employees of Seller who accept such offers of employment are referred to herein as “Transferred Employees.”

(b)            Unless offered employment at an earlier date by Buyer, Seller (or the applicable Affiliate of Seller) will retain employment of, and all employer responsibilities for, the Designated Employees throughout the term of the Distribution Services Period, and will not terminate the employment of any Designated Employee in connection with the transactions contemplated hereby prior to the end of such term, except (i) for cause or, following consultation with Buyer and advance approval by Buyer (such approval not to be unreasonably withheld), poor performance, (ii) due to voluntary resignation, death, or disability, or (iii) as otherwise agreed in writing by Buyer. If Buyer requests that any Transferred Employee transfer earlier than such date, the parties will cooperate in good faith to effect such earlier transfer on a mutually agreed date, and such employee will be deemed a Transferred Employee as of such earlier date. Seller or its applicable Affiliate shall terminate the employment of each Transferred Employee immediately prior to such Transferred Employee’s commencement of employment with Buyer.

(c)            Seller will use commercially reasonable efforts, consistent with applicable Law, to facilitate Buyer’s recruitment of Designated Employees, including providing reasonable access for Buyer to communicate with Designated Employees regarding prospective employment.

(d)            Notwithstanding Section 5.11(b) above, Seller shall only be responsible for all wages, benefits, bonuses, severance, and similar obligations accrued or owed to Transferred Employees through and including the moment immediately prior to the Closing, including payment of all earned but unpaid amounts, vacation/PTO through that time, and any termination obligations owed by Seller. For the avoidance of doubt, Buyer shall be responsible only for compensation and benefits for employment for each Transferred Employee after the Closing Date.

(e)            Nothing contained in this Agreement, whether express or implied, shall confer upon any Designated Employee or any other employee of Seller or any Affiliate any right to continued employment with Seller, Buyer or their respective Affiliates, nor shall anything herein interfere with the right of Buyer or its Affiliates to relocate or terminate the employment of any of the Transferred Employees at any time after the Closing Date. Nothing contained in this Agreement, whether express or implied, shall be interpreted to prevent or restrict Buyer or its Affiliates from modifying or terminating the terms of employment of any Transferred Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date. The parties acknowledge that the employment of Designated Employees will not transfer by operation of Law and will instead be established by acceptance of Buyer’s offers, which are conditioned upon and effective only at the Closing. No employee or former employee of Seller or Buyer (including any Designated Employee) shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 5.12            License to Seller Names. Seller hereby grants to Buyer and its Affiliates a non-exclusive, worldwide, royalty-free, fully paid-up, non-transferable (except as permitted herein) license to use the Seller Names, for the purpose of labeling, packaging, marketing, selling, distributing, supporting, servicing and warrantying the Inventory. The license in this Section 5.12 will commence on the Closing Date and continue until the date on which all such Inventory has been sold, used, or otherwise exhausted by Buyer in the ordinary course of business. Buyer may use the Seller Names during such period (i) as they appear on or are required to be included with the Inventory as of Closing, including existing labels, packaging, inserts, instructions for use, and marketing collateral, and (ii) as reasonably necessary to comply with Law, Regulatory Authority requirements, and third-party warranties or service obligations relating to the Inventory. Buyer is not required to re-label, re-package, or otherwise modify any Inventory to remove or alter the Seller Names; provided, that Buyer will not apply the Seller Names to any products manufactured, packaged, or labeled after Closing that are not part of the Inventory, except as required for safety, warranty, recall, Adverse Event, or regulatory communications relating to the Inventory. Buyer may permit its Affiliates, distributors, logistics providers, contract manufacturers, labelers, packagers, and other service providers to use the Seller Names as necessary to assist Buyer in exercising the license, provided, that Buyer remains responsible for their compliance with this Section 5.12.

Section 5.13           Exclusivity. From and after the date of this Agreement until the termination of this Agreement in accordance with its terms, Seller shall not, and shall not authorize or permit any of its Affiliates or Representatives to, directly or indirectly, through any Related Party or otherwise: (a) solicit, offer, initiate, encourage, conduct or engage in any discussions, investigations or negotiations relating to any proposal or offer from any Person relating to an Acquisition Proposal; (b) enter into or participate in any discussions or negotiations with any Person or group of Persons other than Buyer and its Affiliates regarding an Acquisition Proposal; (c) furnish any information with respect to, or afford access to any Person or group of Persons other than Buyer and its Representatives to, the assets, business, properties, books or records of Seller or any of its Affiliates related to the Business, the Transferred Assets or the Assumed Liabilities, in all cases for the purpose of assisting with or facilitating an Acquisition Proposal; or (d) enter into an Acquisition Proposal or any Contract, arrangement or understanding (whether or not legally binding), including any letter of intent, term sheet, or other similar document, relating to an Acquisition Proposal. If Seller or any of its Affiliates or their respective Related Parties becomes aware of any communication, proposal or offer, or request for information, by another Person with respect to any Acquisition Proposal, Seller shall, or shall cause such Affiliate or Related Party to, (i) respond by informing such Person that such offer, proposal or request is prohibited by the terms of this Agreement and (ii) promptly inform Buyer (and provide reasonable detail) of such communication, proposal or offer, or request for information. Immediately upon execution of this Agreement, Seller shall, and shall cause its Affiliates and their respective Related Parties to, cease and not engage in any discussions or negotiations regarding any Acquisition Proposal, and to cease access to any virtual data room other than the discussion and negotiation of the transactions contemplated by this Agreement with Buyer or access of Buyer or its Representatives to any virtual data room.

Section 5.14            Notification of Certain Matters. Between the date of this Agreement and the Closing Date, Seller shall:

(a)            promptly notify Buyer in writing upon the receipt of any (i) written notice or, to the Knowledge of Seller, oral notice, from any Governmental Authority or (ii) written communication from any other Person, in each case in connection with the transactions contemplated hereby alleging that such Governmental Authority’s or such other Person’s consent, approval or authorization is required in connection with the transactions contemplated hereby; and

(b)            promptly notify Buyer in writing upon the commencement or receipt of a threat of any Action relating to or involving Seller, the Business or the Transferred Assets that would have been required to be disclosed pursuant to Section 3.6 if such Action had been commenced prior to the date of this Agreement.

For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.14 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to Buyer, or (z) constitute an acknowledgment of breach of this Agreement.

Article VI
TAX MATTERS

Section 6.1             Cooperation. Buyer and Seller agree to use commercially reasonable efforts to furnish or cause to be furnished to each other, upon request, at the requesting party’s expense, as promptly as practicable, such information and assistance (including making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder), relating to the Transferred Assets, the Products, and the Business (including reasonable access to books and records) as is reasonably necessary for the filing of all Returns, the making of any election with respect to Taxes, the preparation for any audit by any Governmental Authority in respect of Taxes, and the prosecution or defense of any claim, suit or proceeding relating to any Tax related to the Transferred Assets, the Products, or the Business. Buyer and Seller agree to use commercially reasonable efforts to cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets or the Assumed Liabilities.

Section 6.2              Employee Payroll Reporting. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to employee payroll reporting in respect of the Transferred Employees.

Section 6.3              Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer), withholding, capital gains transfer taxes, stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be borne one-half by Buyer and one-half by Seller. The party required by Law to file any Returns that are required with respect to any such Transfer Taxes shall be responsible for preparing and timely filing any such Returns.

Article VII
CONDITIONS TO CLOSING

Section 7.1              General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or any ruling, order, judgment, injunction or decree (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, prevents or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.2             Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a)            Representations and Warranties. (i) The representations and warranties of Buyer set forth in Section 4.1, Section 4.2, Section 4.3(b) and Section 4.5 shall be true and correct in all respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date; and (ii) each of the other representations and warranties of Buyer contained in Article IV shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality, including the words “material” or “Material Adverse Effect,” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)            Covenants. Buyer shall have performed or complied with, in all material respects, all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)            Receipt of Closing Deliverables. Seller shall have received each of the items required to be delivered to it pursuant to Section 2.7(b).

Section 7.3              Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)            Representations and Warranties. (i) The representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3(b), Section 3.4(a) and Section 3.13 shall be true and correct in all respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date; and (ii) each of the other representations and warranties of Seller contained in Article III shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality, including the words “material” or “Material Adverse Effect,” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Covenants. Seller shall have performed or complied with, in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

(d)            Receipt of Closing Deliverables. Buyer shall have received each of the items required to be delivered to it pursuant to Section 2.7(b).

Section 7.4       Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur.

Article VIII
INDEMNIFICATION

Section 8.1             Survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of Seller and Buyer contained in this Agreement shall terminate at, and not survive, the Closing, except in respect of any claim based on Fraud; provided, that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing, which shall survive the Closing for the period of performance of such covenant, as determined in accordance with its terms and if no term is specified, then until the date on which they have been fully performed or expire in accordance with this Agreement.

Section 8.2              Indemnification by Seller. Seller shall save, defend, indemnify and hold harmless Buyer and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties” and each, a “Buyer Indemnified Party”) from and against, and shall compensate and reimburse each Buyer Indemnified Party for, any and all Losses actually incurred or suffered by any Buyer Indemnified Party as a result of or arising out of any of the following:

(a)            any of the Excluded Liabilities or Excluded Assets;

(b)            any breach of or failure by Seller to perform any post-Closing covenant or obligation of Seller contained in this Agreement; or

(c)            subject to Section 8.4(d), any Action by any Person (including any Governmental Authority) that (i) challenges, investigates, seeks to enjoin, delay, restrain, invalidate, set aside or otherwise questions, in whole or in part, the validity or legality under any Law of (x) this Agreement or any Ancillary Agreement; (y) the transactions contemplated hereby or thereby (including the Closing); or (z) any approvals, consents, filings, permits or clearances related to any of the foregoing, and/or (ii) seeks monetary damages (or other monetary relief) in connection with this Agreement or the transactions contemplated hereby (each, a “Transaction Claim”).

Buyer acknowledges and agrees that, except in the case of Fraud, from and after the Closing, the Buyer Indemnified Parties will not be entitled to indemnification or to seek any other recovery from Seller or any of its Affiliates for any breach of or inaccuracy in any representation or warranty made by Seller, and that Buyer’s sole and exclusive recourse for any such breach shall be against the insurer under the R&W Policy. Notwithstanding anything contained in this Section 8.2 to the contrary, the Buyer Indemnified Parties will not be entitled to indemnification or to seek any other recovery from Seller or any of its Affiliates for any Losses arising out of the matter set forth on Schedule 8.2 so long as such Losses are not Excluded Liabilities hereunder.

Section 8.3              Indemnification by Buyer. Buyer shall save, defend, indemnify and hold harmless Seller and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Seller Indemnified Parties” and each, a “Seller Indemnified Party”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, any and all Losses actually incurred or suffered by any Seller Indemnified Party as a result of or arising out of any of the following:

(a)            any Assumed Liability or, to the extent arising after the Closing, any Transferred Asset; or

(b)            any breach of or failure by Buyer to perform any post-Closing covenant or obligation of Buyer contained in this Agreement.

Section 8.4              Indemnification Procedure for Third-Party Claims.

(a)            In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a Person who is not a party or an Affiliate thereof (a “Third-Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third-Party Claim (a “Notice of Claim”) as promptly as practicable following receipt by such Indemnitee of notice of such Third-Party Claim; provided, however, that a failure or delay by an Indemnitee to provide a Notice of Claim as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been actually prejudiced as a result of such failure or delay. The Notice of Claim shall specify in reasonable detail each individual item of Loss, the basis for any anticipated Loss, the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third-Party Claim, if any, and any other documents evidencing such Third-Party Claim.

(b)            Except as provided below and subject to the terms and conditions of the R&W Policy, the Indemnitor shall have the right, but not the obligation to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom (a “Third-Party Defense”) with counsel satisfactory to the Indemnitee and at the Indemnitor’s sole cost and expense, in each case by giving notice of such assumption to the Indemnitee no later than 15 days following delivery of a Notice of Claim (but in any case no later than seven days before the date required for any formal response to legal process relating to such Third-Party Claim in order to preserve the collective rights of the parties with respect to such Third-Party Claim). If the Indemnitor elects to assume the Third-Party Defense, (i) the Indemnitor shall diligently conduct the Third-Party Defense and, so long as it diligently conducts the Third-Party Defense, shall not be liable to the Indemnitee for any fees or expenses subsequently incurred in connection with the Third-Party Defense other than reasonable costs of investigation, (ii) the election to assume the Third-Party Defense will conclusively establish for purposes of this Agreement that the Indemnitee is entitled to relief under this Agreement for the entirety of any Losses arising, directly or indirectly, from or in connection with the Third-Party Claim, (iii) no compromise or settlement of such Third-Party Claim may be effected by the Indemnitor without the Indemnitee’s consent unless (A) there is no finding or admission of any violation by the Indemnitee of any Law or any rights of any Person, (B) the Indemnitee receives a full release of and from any other claims that may be made against the Indemnitee by the Person bringing the Third-Party Claim and (C) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (iv) the Indemnitee shall have no Liability with respect to any compromise or settlement of such Third-Party Claim effected without the Indemnitee’s consent. Notwithstanding the foregoing, if in the reasonable opinion of the Indemnitee, (I) there are legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor, (II) upon advice of the Indemnitee’s counsel, there exists a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnitee with respect to such Third-Party Claim (other than one arising from the existence of the indemnification obligations under this Agreement), or (III) the primary remedy sought in connection with such Third-Party Claim is injunctive or equitable relief or involves any criminal or quasi-criminal allegation or investigation, the Indemnitor shall not be entitled to assume the Third-Party Defense. If the Indemnitor does not (or is not permitted to) assume the Third-Party Defense, the Indemnitee will be entitled to control the Third-Party Defense, subject to any rights to indemnification for Losses incurred in connection therewith provided for in this Article VIII.

(c)            The parties will act in good faith in responding to, defending against, settling or otherwise dealing with any Third-Party Claims and will cooperate in any Third-Party Defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third-Party Defense, any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent shall not be determinative of the amount of Losses relating to such matter.

(d)            Notwithstanding the foregoing, in the event of a Transaction Claim, Seller and/or the Guarantor (as applicable) will (i) assume and diligently conduct the defense of such Transaction Claim at its sole cost and expense with counsel reasonably acceptable to Buyer, (ii) keep Buyer reasonably informed of material developments (including by providing copies of material pleadings and correspondence, subject to privilege and confidentiality protections) and reasonably consult with Buyer regarding strategy, and (iii) indemnify, reimburse and hold harmless each Buyer Indemnified Party from and against any and all Losses incurred in connection with defending such Transaction Claim, including reasonable attorneys’ fees and expenses, experts’ fees and expenses and other reasonable out-of-pocket costs of investigation and defense.

Section 8.5             Indemnification Procedures for Non-Third-Party Claims. The Indemnitee shall notify the Indemnitor in writing as promptly as practicable following its discovery of any matter for which the Indemnitee may seek indemnification pursuant to this Article VIII that does not involve a Third-Party Claim; provided, however, that a failure or delay by an Indemnitee to provide such notice as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been actually prejudiced as a result of such failure or delay. Such notice shall specify in reasonable detail each individual item of Loss, the basis for any anticipated Loss, the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 8.6              Right to Satisfy Indemnification Claims by Reducing Milestone Payments. Buyer may, upon written notice to Seller, withhold and set off against any Milestone Payment owed by Buyer to Seller under this Agreement an amount equal to any Losses for which Buyer is entitled to indemnification from Seller pursuant to this Article VIII; provided, that (a) Buyer has made a bona fide written indemnification claim in accordance with this Article VIII, specifying in reasonable detail the basis for such claim, the facts pertaining thereto and the amount thereof and (b) Buyer will deposit such withheld amount into a segregated escrow account with a nationally recognized bank or escrow agent mutually acceptable to Buyer and Seller, to be held and disbursed in accordance with this Section 8.6 and a customary escrow agreement between the parties consistent with the terms hereof. The escrowed amount of such Milestone Payment will be released as follows: (i) to Buyer, to the extent the Losses asserted in the applicable indemnification claim are finally determined by a final, non-appealable order of a court of competent jurisdiction, binding arbitration award, in an amount equal to such finally determined Losses; (ii) to Seller, to the extent any portion of the withheld amount exceeds the amount of such finally determined Losses, promptly following such final determination; or (iii) as may be mutually agreed in writing by Buyer and Seller. Buyer’s right of set-off under this Section 8.6 is in addition to, and not in limitation of, any other rights or remedies Buyer may have under this Agreement, at Law or in equity, and Buyer’s failure to exercise any such right of set-off with respect to any Milestone Payment under this Agreement will not constitute a waiver of such right with respect to any other Milestone Payment owed by Buyer to Seller under this Agreement or any other claim for indemnification.

Section 8.7             Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any payment made pursuant to this Article VIII as an adjustment to the Purchase Price.

Section 8.8              Exclusive Remedies. From and after the Closing, (i) except to the extent of claims for Fraud, Buyer’s sole and exclusive remedy for any breach of or inaccuracy in the representations and warranties in this Agreement shall be under the R&W Policy (if any); and (ii) Buyer’s sole and exclusive remedies for any breach of covenants or agreements shall be the indemnification rights expressly set forth in Section 8.2 and the equitable remedies expressly set forth in Section 5.6 and Section 10.13.

Article IX
TERMINATION

Section 9.1              Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of Buyer and Seller;

(b)            (i) by Seller, if Seller is not in material breach of its obligations under this Agreement and Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be cured prior to the Termination Date or, if capable of being cured, has not been cured by the earlier of two Business Days prior to the Termination Date or the date that is 30 calendar days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Seller (provided, that the failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller) or (ii) by Buyer, if Buyer is not in material breach of its obligations under this Agreement and Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be cured prior to the Termination Date or, if capable of being cured, has not been cured by the earlier of two Business Days prior to the Termination Date or the date that is 30 calendar days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Buyer;

(c)            by either Seller or Buyer if the Closing shall not have occurred by April [•], 2026 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d)            by Seller if the Merger Agreement has been terminated in accordance with its terms.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2              Buyer Expense Reimbursement; Termination Fee.

(a)            For purposes of this Agreement, (i) “Buyer Expenses” means all reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Buyer or any of its Affiliates in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including reasonable and documented attorneys’ fees and expenses, accountants’ fees and expenses, financing fees and expenses, diligence expenses, consultant fees, regulatory filing fees and expenses and any other third-party costs and expenses (in each case, whether incurred before or after the date of this Agreement); and (ii) “Termination Payment” means an amount equal to (A) Buyer Expenses up to an aggregate amount of $1,000,000; plus (B) $1,000,000 (the “Termination Fee”).

(b)            If this Agreement is terminated due to the failure to satisfy the conditions set forth in Section 7.1(b) or Section 7.1(c) (in each case, regardless of which Party exercises the termination right), then:

(i)            if such failure does not arise from the failure to satisfy the Minimum Condition (as defined in the Merger Agreement), Seller will pay (or cause to be paid) to Buyer, by wire transfer of immediately available funds, the Termination Payment;

(ii)            if such failure arises from the failure to satisfy the Minimum Condition, whether alone or in conjunction with the failure of other conditions, and at the time of such termination (A) the board of directors of Seller (or its applicable parent) has not withdrawn, modified or qualified in any manner adverse to Buyer its recommendation in favor of the transactions contemplated by the Merger Agreement and (B) Seller has not approved, recommended or entered into any agreement with respect to an Acquisition Proposal or Superior Proposal (as such terms are defined in the Merger Agreement), then Seller will pay (or cause to be paid) to Buyer an amount equal to Buyer Expenses up to an aggregate amount of $500,000, and for the avoidance of doubt, no Termination Fee shall be payable in such circumstances.

All amounts payable pursuant to this Section 9.2(b) shall be paid within five (5) Business Days after the effective date of termination.

(c)            Seller’s obligation to pay the Termination Payment is absolute and unconditional and will not be subject to setoff, counterclaim, recoupment or defense of any kind. The Parties agree that the Termination Payment constitutes Losses that Buyer will incur upon termination and is payable as a contractual obligation of Seller. The Termination Fee is intended to compensate Buyer for a portion of the costs and disruption associated with the transactions contemplated hereby, and is not intended as a penalty. The Parties acknowledge that the actual damages to Buyer in the circumstances described in this Section 9.2 would be difficult to determine with certainty.

Section 9.3              Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Sections 3.13 and 4.5 (Brokers), Section 5.1 (Confidentiality), Section 5.5 (Public Announcements), Section 9.2 (Buyer Expense Reimbursement; Termination Fee), this Section 9.3 (Effect of Termination) and Article X (Miscellaneous) and (b) that nothing herein shall relieve any party from any liabilities or damages arising out of Fraud for willful or intentional breach of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available in equity or at law; provided, that the termination of the Merger Agreement in accordance with its terms (including any termination that gives rise to a termination right due to the failure to satisfy the conditions set forth in Section 7.1(b) or Section 7.1(c)) will not, by itself, constitute or be deemed a willful or intentional breach of this Agreement for purposes of this clause (b). Without limiting the foregoing, Seller’s obligations under Section 9.2 will survive any termination of this Agreement and remain in full force and effect until paid in full and, for the avoidance of doubt, if this Agreement is terminated as a result of (or following) the termination of the Merger Agreement, Seller will pay the Termination Payment in accordance with Section 9.2.

Article X
MISCELLANEOUS

Section 10.1           Buyer’s Investigation and Reliance. Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the Transferred Assets, the Assumed Liabilities and the transactions contemplated hereby, which investigation, review and analysis were conducted by Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business, the Transferred Assets or the Assumed Liabilities contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in Article III, and Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Buyer acknowledges and agrees that it has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Seller or any of its Affiliates or Representatives, except as expressly set forth in Article III. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates or Representatives shall have or be subject to any Liability to Buyer, any of its Related Parties or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates or Representatives is making any representation or warranty, express or implied, with respect to any estimates, projections or forecasts involving the Business or the Transferred Assets. Buyer acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Buyer acknowledges and agrees that neither Seller nor any of its Affiliates or Representatives is making, and Buyer hereby waives, any representation or warranty, express or implied, as to the quality, merchantability, as for a particular purpose, or condition of the Transferred Assets or any part thereof. Buyer acknowledges and agrees that, should the Closing occur, Buyer shall acquire the Business and the Transferred Assets on an “as is” and “where is” basis, except as expressly set forth in Article III. Buyer acknowledges and agrees that the representations and warranties expressly set forth in Article III are the result of arms’ length negotiations between sophisticated parties and such representations and warranties are made.

Section 10.2            Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that the parties acknowledge and agree that the R&W Costs shall be borne equally by Buyer, on the one hand, and Seller, on the other hand; provided further, that Seller’s obligation to pay R&W Costs shall not exceed $250,000.

Section 10.3           Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.4            Waiver; Extension. At any time prior to the Closing, Seller, on the one hand, and Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.5           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon written confirmation of receipt by email or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)             if to Seller, to:

Assertio Holdings, Inc.

100 S. Saunders Rd., Suite 300

Lake Forest, IL 60045

Attention: Legal Department

Email: AssertioLegal@assertiotx.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111-3715

Attention: Ryan Murr, Branden Berns, Evan D’Amico

Email: rmurr@gibsondunn.com, bberns@gibsondunn.com, edamico@gibsondunn.com

(ii)            if to Buyer, to:

Cosette Pharmaceuticals, Inc.

200 Crossing Blvd

Bridgewater, NJ 08807

Attention: General Counsel

Email: legal@cosettepharma.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Attention: Steven M. Cohen

Email: steven.cohen@morganlewis.com

Section 10.6            Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein). Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any document, list, or other item shall be deemed to have been “provided” to Buyer for all purposes of this Agreement if such document, list, or other item was delivered (including via email) to Buyer or its Representatives at least two Business Days prior to the date hereof. If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day.

Section 10.7            Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 10.22 (Non-Recourse), which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 10.9            Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10           Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agree not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11          Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.12          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that, subject to the restrictions contained in Section 2.8(c) hereof, Buyer may assign this Agreement to any Affiliate of Buyer or any successor to all or substantially all of the business and assets of Buyer, whether in a merger, consolidation, sale of stock, sale of all or substantially all of its assets or other similar transaction without the prior consent of Seller; provided further, that Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of Seller without the consent of Buyer; provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.13          Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled in equity or at law. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 10.14          Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.15          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.16          Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.17          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.18           Electronic Signature

. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g., DocuSign or Adobe Sign) and delivered by email or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 10.19          Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.20          Bulk Sales Laws. The parties hereby waive compliance with the provisions of any applicable bulk sales, bulk transfer, or similar Laws in any jurisdiction in which the Transferred Assets are located or which may otherwise be applicable to the transactions contemplated by this Agreement.

Section 10.21         No Presumption Against Drafting Party. Each of Buyer and Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.22          Non-Recourse.

(a)            All Actions (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or the Ancillary Agreements, (ii) the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in connection with, or as inducement to enter into, this Agreement), (iii) any breach or violation of this Agreement or the Ancillary Agreements and (iv) any failure of the transactions contemplated by this Agreement or the Ancillary Agreements to be consummated, in each case, may be brought only against (and are those solely of) the Persons that are expressly named as parties hereto and thereto, as applicable, and then only to the extent of the specific obligations of such Persons set forth herein or therein. No Person who is not a named party to this Agreement or any Ancillary Agreement, including any Related Parties of any such party to this Agreement or any Ancillary Agreement (each, a “Non-Party Affiliate”), shall have any liability (whether in contract, in tort, under statute or otherwise, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) arising out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv). To the maximum extent permitted by applicable Law, each party hereto waives and releases all such Actions against any such Non-Party Affiliate. For avoidance of doubt, the parties hereto acknowledge and agree that the Non-Party Affiliates referred to herein are intended third-party beneficiaries of this Section 10.22(a). Notwithstanding the foregoing, nothing in this Section 10.22(a) will limit or restrict Buyer’s or its Affiliates’ rights or remedies against any Person (including a Non-Party Affiliate) in respect of Fraud.

(b)            Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees that the agreements contained in this Section 10.22 are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 10.22, Seller would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Section 10.23         Guarantee.

(a)            The Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”) to Buyer the due and punctual performance of all of Seller’s payment obligations under this Agreement, including Seller’s indemnification obligations under Article VIII (the “Guaranteed Obligations”). The Guarantee of the Guaranteed Obligations is one of payment, not collection, and a separate Action to enforce the Guarantee may be brought and prosecuted against the Guarantor, irrespective of whether any Action is brought against Seller or any other Person or whether Seller and/or any other Person is joined in any such Action. Should Seller default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of the Guarantor under this Agreement shall become immediately due and, if applicable, payable.

(b)            The Guarantor represents and warrants to Buyer as follows: (i) the Guarantor is in good standing under the laws of the State of Delaware, (ii) the Guarantor has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement, including to perform its obligation under this Agreement to pay, when and if due, the Guaranteed Obligations, (iii) the execution, delivery and performance by the Guarantor of this Agreement, and the performance by the Guarantor of its obligations under this Agreement, have been duly authorized by all necessary corporate action on the part of the Guarantor, and no other corporate action is necessary on the part of the Guarantor to authorize this Agreement or the performance of its obligations under this Agreement and (iv) this Agreement has been duly executed and delivered by the Guarantor, and constitutes a valid, binding and enforceable obligation of the Guarantor, enforceable against the Guarantor, in accordance with its terms, in each case except as limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in an Action in equity or at law.

(c)            The liability of the Guarantor in respect of the Guaranteed Obligations shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of: (i) the validity, legality or enforceability of this Agreement against Seller; (ii) any release or discharge of any obligation of Seller under this Agreement resulting from any change in the corporate existence, structure or ownership of Seller, or any insolvency, bankruptcy, reorganization or other similar Action affecting Seller or any of its assets; (iii) any change in the manner, place or terms of payment or performance of the Guaranteed Obligations or any other obligation of Seller under this Agreement, or any change or extension of the time of payment or performance of, alteration of, the Guaranteed Obligations or any other obligation of Seller under this Agreement, any liability incurred directly or indirectly in respect thereof; or (iv) the existence of any claim, setoff or other right that Buyer or the Guarantor may have at any time against Seller, whether in connection with the Guaranteed Obligations or otherwise. The Guarantor hereby waives any and all notice of the creation, extension or accrual of the Guaranteed Obligations under the Guarantee and notice of or proof of reliance by Buyer upon the Guarantee or acceptance of the Guarantee. The Guaranteed Obligations under the Guarantee shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Guarantor and Buyer shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantor irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the Guarantee not provided for in this Agreement. So long as the Guarantee remains in full force and effect, in the event the Guarantor or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Guarantor shall assume the obligations set forth in this Section 10.23. The Guarantor may not exercise any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it in respect of the Guarantee unless and until the Guaranteed Obligations have been satisfied in full.

(d)            The Guarantee shall remain in full force and effect and shall be binding on the Guarantor until all of the Guaranteed Obligations have been satisfied.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ZYLA LIFE SCIENCES, LLC

By:	/s/ Mark Reisenauer
Name: Mark Reisenauer
Title: Chief Executive Officer

ZYLA LIFE SCIENCES US, LLC

By:	/s/ Mark Reisenauer
Name: Mark Reisenauer
Title: Chief Executive Officer

ASSERTIO SPECIALTY PHARMACEUTICALS, LLC

By:	/s/ Mark Reisenauer
Name: Mark Reisenauer
Title: Chief Executive Officer

ASIO HOLDINGS, LLC

By:	/s/ Mark Reisenauer
Name: Mark Reisenauer
Title: Chief Executive Officer

ASSERTIO DISTRIBUTION, LLC

By:	/s/ Mark Reisenauer
Name: Mark Reisenauer
Title: Chief Executive Officer

ASSERTIO MANAGEMENT, LLC

By:	/s/ Mark Reisenauer
Name: Mark Reisenauer
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

GUARANTOR:

ASSERTIO HOLDINGS, INC.

By:	/s/ Mark Reisenauer
Name: Mark Reisenauer
Title: Chief Executive Officer

BUYER:

COSETTE PHARMACEUTICALS, INC.

By:	/s/ Apurva Saraf
Name: Apurva Saraf
Title: President and Chief Executive Officer

Signature Page to Asset Purchase Agreement